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Exhibit (a)(1)(A)

        OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK
(Including the Associated Rights to Purchase Preferred Shares)

OF

TOM BROWN, INC.
AT
$48.00 NET PER SHARE
BY
PLAZA ACQUISITION II CORP.,
AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
ENCANA CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON MAY 18, 2004, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 14, 2004 (THE "MERGER AGREEMENT"), BY AND AMONG ENCANA CORPORATION, A CANADIAN CORPORATION ("PARENT"), PLAZA ACQUISITION II CORP., A DELAWARE CORPORATION ("PURCHASER"), AND TOM BROWN, INC., A DELAWARE CORPORATION (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.10 PER SHARE, OF THE COMPANY, INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE SHARES OF THE COMPANY'S PREFERRED STOCK (COLLECTIVELY, THE "SHARES"), THAT CONSTITUTES A MAJORITY OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) OF ALL SECURITIES OF THE COMPANY ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS OR IN A MERGER, (2) SINCE DECEMBER 31, 2003, THERE HAVING BEEN NO EVENT, OCCURRENCE, DEVELOPMENT OR STATE OF CIRCUMSTANCES OR FACTS WHICH, INDIVIDUALLY OR IN THE AGGREGATE, HAD A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE MERGER AGREEMENT), (3) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND (4) ANY APPLICABLE WAITING PERIOD UNDER THE COMPETITION ACT (CANADA) (THE "COMPETITION ACT") HAVING EXPIRED, AN ADVANCE RULING CERTIFICATE PURSUANT TO SECTION 102 OF THE COMPETITION ACT HAVING BEEN ISSUED BY THE COMMISSIONER OF COMPETITION APPOINTED UNDER THE COMPETITION ACT (THE "COMMISSIONER") OR A "NO ACTION" LETTER HAVING BEEN ISSUED BY THE COMMISSIONER INDICATING THAT THE COMMISSIONER WILL NOT MAKE AN APPLICATION FOR AN ORDER UNDER SECTION 92 OF THE COMPETITION ACT. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE "SECTION 1—TERMS OF THE OFFER; EXPIRATION DATE" AND "SECTION 14—CERTAIN CONDITIONS OF THE OFFER," WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

        THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE HOLDERS OF SHARES, HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

IMPORTANT

        The rights to purchase shares of preferred stock of the Company associated with each Share are presently evidenced by the certificate for such Share, and your tender of such Share will also constitute a tender of the associated rights to purchase shares of preferred stock of the Company.

        If you wish to tender all or any portion of your Shares, you should either:

        (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to The Bank of New York (the "Depositary") and either (i) deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or (ii) deliver such Shares pursuant to the procedure for book-entry transfer as set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, or

        (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

        If you have Shares registered in the name of a banker, dealer, broker, trust company or other nominee, you must contact it if you desire to tender your Shares.

        If you wish to tender Shares and your certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

        Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc., the Information Agent, at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

The Information Agent for the Offer is:

Georgeson Shareholder Communications Inc.
17 State Street
10th Floor
New York, New York 10004

Banks and Brokers Call:
(212) 440-9800

All Others Call Toll Free:
(800) 905-7237

April 21, 2004

SUMMARY TERM SHEET

        Plaza Acquisition II Corp., which is referred to in this Offer to Purchase as "Purchaser," "we" or "us," is offering to purchase all of the outstanding shares of common stock, including the associated rights to purchase shares of preferred stock, of Tom Brown, Inc., which is referred to in this Offer to Purchase as the "Company" or "Tom Brown," for $48.00 per share (including the associated rights) in cash. The following are some of the questions you, as a stockholder of Tom Brown, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for our offer because the information in this Summary Term Sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer. We have included references to the sections of this document where you will find a more complete discussion of the topics covered in this Summary Term Sheet.

Q.
WHO IS OFFERING TO BUY MY SHARES?

A.
We are called Plaza Acquisition II Corp. We are a Delaware corporation formed for the purpose of making this tender offer and merging with Tom Brown. We are an indirect wholly owned subsidiary of EnCana Corporation, which is referred to in this offer to purchase as "Parent" or "EnCana." EnCana is an independent oil and gas company and natural gas producer and gas storage operator. See "Section 8—Certain Information Concerning Purchaser and Parent."

Q.
WHAT SHARES ARE YOU OFFERING TO PURCHASE?

A.
We are offering to purchase all of the outstanding shares of common stock of Tom Brown, together with the associated rights to purchase shares of preferred stock. In this offer to purchase, "Share" means a share of common stock of Tom Brown together with the right to purchase shares of preferred stock of Tom Brown associated with that share of common stock. See "Section 1—Terms of the Offer; Expiration Date."

Q.
HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

A.
We are offering to pay $48.00 per Share, net to you, in cash (without interest) for each of your shares of common stock of Tom Brown. We will not pay any additional consideration for the rights to purchase preferred stock of Tom Brown associated with the Shares. See "Section 1—Terms of the Offer; Expiration Date."

Q.
WHAT ARE THE "RIGHTS TO PURCHASE SHARES OF PREFERRED STOCK OF TOM BROWN"?

A.
The rights to purchase shares of preferred stock of Tom Brown were issued to all holders of shares of Tom Brown in connection with the adoption by Tom Brown in March, 1991 of a rights plan (sometimes colloquially known as a "poison pill"), but currently are not represented by separate certificates. Instead, they are represented by the certificate for the shares of common stock of Tom Brown. Unless the rights are distributed to the holders of common stock of Tom Brown, a tender of shares of common stock of Tom Brown will include a tender of the associated rights. If the rights are distributed, a holder of shares of common stock of Tom Brown will need to tender one right with each share of common stock tendered.

Q.
DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

A.
If you are a record owner of your Shares and you tender those Shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee and your broker tenders on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q.
DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

A.
Yes. EnCana, our ultimate parent company, and/or one or more of its U.S. subsidiaries will contribute sufficient funds to us to pay for all of the Shares that are accepted for payment by us in our offer. Our offer is not subject to any financing condition. See "Section 9—Financing of the Offer and the Merger."

Q.
IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

A.
We do not think our financial condition is relevant to your decision whether to tender Shares and accept the offer because:

•
the offer is being made for all outstanding Shares solely for cash;

•
the offer is not subject to any financing condition; and

•
if we consummate the offer, we will acquire all remaining Shares for the same cash price in the merger.

  See "Section 9—Financing of the Offer and the Merger."

Q.
HOW LONG DO I HAVE TO TENDER MY SHARES IN THE OFFER?

A.
Unless we extend our offer, you will have until 12:00 midnight, New York City time, on May 18, 2004, the 20th business day of our offer, to tender your Shares in the offer. See "Section 1—Terms of the Offer; Expiration Date" and "Section 3—Procedures for Accepting the Offer and Tendering Shares."

Q.
CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

A.
Yes. We agreed with Tom Brown that we may extend the offer if at the time the offer is scheduled to expire (including at the end of an earlier extension) any of the offer conditions is not satisfied (or waived by us). In addition, we will extend the offer for up to ten business days from the initial expiration date if at any expiration of the offer prior to that time it is expected that any conditions not satisfied (or waived by us) can be reasonably satisfied within such period.

  In addition, at the request of Tom Brown, we will extend the offer (but are not obligated to do so beyond August 15, 2004) until all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Competition Act (Canada) have expired or have been terminated or until either the condition regarding actions by governmental entities challenging the transactions contemplated by the Merger Agreement or actions by governmental entities in Canada materially limiting the extension of credit by lenders have been satisfied or waived.

  We may also extend the offer for any period required by the rules of the Securities and Exchange Commission or applicable law.

  We may also extend the offer for one or more periods not exceeding ten business days, in the aggregate, if the number of Shares tendered and not withdrawn represents less than 90% of the number of Shares outstanding on a fully diluted basis at the time the offer is scheduled to expire. In this case, we will be deemed to have waived the conditions to the offer related to the accuracy of Tom Brown's representations and warranties contained in the Merger Agreement and the absence of a material adverse change of Tom Brown, as well as certain of EnCana's rights to terminate the Merger Agreement.

  We may also extend the offer for up to two periods, not exceeding ten business days on each occasion, if, among other events, there is a disruption in the banking or securities markets of the United States or Canada or there has been a commencement of war or escalation of hostilities involving the United States or Canada, in each case at the time the offer is scheduled to expire.

  We may also elect to provide one or more "subsequent offering periods," which are additional periods of time beginning after we have purchased Shares tendered during the offer, but not to exceed 20 business days, in the aggregate, during which stockholders may tender their Shares and receive the offer consideration. See "Section 1—Terms of the Offer; Expiration Date."

Q.
HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

A.
If we extend the offer, we will inform The Bank of New York (which is the depositary for our offer) of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See "Section 1—Terms of the Offer; Expiration Date."

Q.
WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

A.
We are not obligated to purchase any tendered Shares unless:

•
the number of Shares validly tendered and not properly withdrawn prior to the expiration of the offer constitutes a majority of voting power of all securities of Tom Brown entitled to vote in the election of directors or in a merger; and

•
all applicable waiting periods under each of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Competition Act (Canada) have expired or have been terminated.

  The offer is also subject to a number of other conditions. See "Section 14—Certain Conditions of the Offer."

Q.
HOW DO I TENDER MY SHARES?

A.
To tender all or any portion of your Shares in our offer, you must either deliver the certificate or certificates representing your tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it) enclosed with this Offer to Purchase, properly completed and duly signed, together with any required signature guarantees and any other required documents, to The Bank of New York, or tender your shares using the book-entry procedure described in "Section 3—Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, prior to the expiration of our offer.

  If your Shares are held in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your Shares in our offer, the broker, dealer, bank, trust company or other nominee that holds your Shares must tender them on your behalf through The Bank of New York.

  If you cannot deliver something that is required to be delivered to the depositary prior to the expiration of the offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of Securities Transfer Agent's Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. However, the depositary must receive the missing items within that three trading day period. See "Section 3—Procedures for Accepting the Offer and Tendering Shares."

Q.
HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

A.
To withdraw some or all of the Shares you previously tendered in our offer, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the Shares. You can withdraw Shares at any time until the offer has expired and, if we have not agreed to accept your Shares for payment by June 19, 2004, you can withdraw them at any time after such date until we accept Shares for payment. If we decide to provide a subsequent offering period, we will accept Shares tendered during that period immediately and thus you will not be able to withdraw Shares tendered in the offering during any subsequent offering period. See "Section 4—Withdrawal Rights."

Q.
HAS TOM BROWN'S BOARD OF DIRECTORS APPROVED YOUR OFFER?

A.
Yes. Our offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 14, 2004, by and among EnCana, Tom Brown and us. Tom Brown's Board of Directors has unanimously:

•
determined that the Merger Agreement and the transactions contemplated by it, including our offer and the merger, are advisable and fair to, and in the best interests of, Tom Brown and its stockholders;

•
approved and declared advisable the Merger Agreement and the transactions contemplated by it, including our offer and the merger; and

  •
  recommended that Tom Brown's stockholders accept our offer and tender their Shares pursuant to our offer.

  See "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement."

  The factors considered by Tom Brown's Board of Directors in making the determinations and recommendation set forth above are described in Tom Brown's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to you with this Offer to Purchase.

  J.P. Morgan Securities Inc., which acted as financial advisor to Tom Brown's Board of Directors, delivered an opinion to Tom Brown's Board of Directors, dated April 14, 2004, to the effect that, in its opinion, as of that date and based upon and subject to the assumptions made, the procedures followed, other matters considered and the limitations of the review undertaken, the $48.00 per Share price to be paid to tendering stockholders in the offer and to be paid to holders of Shares in the merger was fair, from a financial point of view, to the holders of Shares. Stockholders of Tom Brown are urged to, and should, carefully read Tom Brown's Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of J.P. Morgan Securities Inc., which is annexed thereto, in their entirety.

  In the event Tom Brown's Board of Directors withdraws or modifies in a manner adverse to EnCana, its approval or recommendation of the Merger Agreement, the offer or the merger, and EnCana elects to terminate the Merger Agreement, Tom Brown will be required to pay EnCana an $80 million termination fee, plus EnCana's expenses in an amount not to exceed $3.0 million.

Q.
WHAT ARE YOUR PLANS IF YOU SUCCESSFULLY COMPLETE YOUR OFFER BUT DO NOT ACQUIRE ALL OF THE OUTSTANDING SHARES IN YOUR OFFER?

A.
If we successfully complete our offer, as soon as practicable following the completion of our offer, we intend to merge with and into Tom Brown. As a result of that merger, all of the outstanding Shares that are not tendered in our offer (other than Shares that are owned by Tom Brown or us, and Shares that are owned by any stockholder of Tom Brown who is entitled to and properly exercises appraisal rights under Delaware law in respect of their Shares) will be canceled and converted into the right to receive $48.00 per Share in cash.

  Our obligation to merge with Tom Brown following the successful completion of our offer is conditioned on the adoption of the Merger Agreement by the holders of a majority of Tom Brown's outstanding Shares under Delaware law (if required), there being no provision of any applicable law or order of any governmental entity of competent jurisdiction which has the effect of making the merger illegal or otherwise restraining or prohibiting the consummation of the Merger and all applicable waiting periods under each of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Competition Act (Canada) having expired or having been terminated. If we successfully complete our offer, we will hold a sufficient number of Shares to ensure the requisite adoption of the Merger Agreement by Tom Brown's stockholders under Delaware law to consummate the merger. In addition, if we own at least 90% of the outstanding Shares, we will not be required to obtain stockholder approval to consummate the merger.

Q.
IF YOU SUCCESSFULLY COMPLETE YOUR OFFER, WHAT WILL HAPPEN TO TOM BROWN'S BOARD OF DIRECTORS?

A.
Effective upon the acceptance for payment pursuant to our offer of any Shares, EnCana is entitled to designate a number of directors, rounded up to the next whole number, on Tom Brown's Board of Directors equal to the product of (i) the total number of directors (giving effect to the election of directors designated by EnCana) and (ii) the percentage that the number of Shares beneficially owned by EnCana and/or us (including Shares accepted for payment) bears to the total number of Shares outstanding. Tom Brown is required to take all action necessary to cause EnCana's designees to be elected or appointed to Tom Brown's board of directors, including increasing the number of directors and seeking and accepting resignations of incumbent directors. In such event, Tom Brown will also use its commercially reasonable efforts to ensure that at least two of the members of Tom Brown's board of directors are independent directors who were directors as of April 14, 2004 and who are not employees of Tom Brown and are not affiliates, stockholders or employees of EnCana or any of its subsidiaries. In all cases, the selection of any independent directors who were not directors on April 14, 2004 will be subject to the approval of EnCana, not to be unreasonably withheld or delayed.

Q.
FOLLOWING THE OFFER, WILL TOM BROWN CONTINUE AS A PUBLIC COMPANY?

A.
If and when the merger takes place, Shares of Tom Brown will no longer be publicly owned. Even if the merger does not take place, there may be so few remaining stockholders and publicly held Shares that they will no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange and there may not be an active public trading market (or, possibly, any public trading market) for them. As a result of the merger, the registration of the shares of common stock of Tom Brown under the Securities Exchange Act of 1934, as amended, will be terminated. Consequently, following the merger, Tom Brown will be relieved of the duty to file proxy and information statements, and its officers, directors and more than 10% stockholders will be relieved of the reporting requirements under, and the "short swing" profit liability provisions of, Section 16 of the Exchange Act. Even if Tom Brown's common stock will no longer be traded on the New York Stock Exchange, and Tom Brown is no longer required to make filings with the Securities and Exchange Commission in respect of its common stock, Tom Brown will be obligated to continue to make filings with the Securities and Exchange Commission pursuant to the indenture governing its publicly held debt securities.

Q.
IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

A.
If we successfully complete our offer, but you do not tender your Shares in our offer, and the merger takes place, your Shares will be canceled and converted into the right to receive in such merger the same amount of cash per Share which you would have received had you tendered your Shares in our offer (without interest), subject to your right to pursue your appraisal rights under Delaware law. Therefore, if we complete the merger, unless you perfect your appraisal rights under Delaware law, the only difference to you between tendering Shares accepted for payment in our offer and not doing so is that you will be paid earlier if you tender your Shares.

  However, until the merger is consummated or if the merger were not to take place for some reason, the number of holders of Shares which are still in the hands of the public may be so small that there will no longer be an active public trading market (or possibly, any public trading market) for Shares.

  Also, Shares may no longer be eligible to be traded on the New York Stock Exchange, as Tom Brown may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. However, Tom Brown will be obligated to continue to make filings with the Securities and Exchange Commission pursuant to the indenture governing its publicly held debt securities. See "Section 11—Purpose of the Offer; Plans for the Company after the Offer and the Merger" and "Section 13—Possible Effects of the Offer on the Market for the Shares, NYSE Listing, Margin Regulations and Exchange Act Registration."

  If we successfully complete our offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve

  Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See "Section 13—Possible Effects of the Offer on the Market for Shares, NYSE Listing, Margin Regulations and Exchange Act Registration."

Q.
ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE MERGER?

A.
Appraisal rights are not available in connection with our offer. If, however, you choose not to tender your Shares in our offer and we purchase Shares in our offer, appraisal rights will be available to you in connection with our merger with and into Tom Brown. If you choose to exercise your appraisal rights in connection with the merger, and you comply with the applicable requirements under Delaware law, you will be entitled to payment for your Shares based on a fair and independent appraisal of the value of your Shares. The value may be more or less than the $48.00 per Share that we are offering to pay you for your Shares in our offer or that you would otherwise receive in the merger. See "Section 11—Purpose of the Offer; Plans for the Company After the Offer and the Merger."

Q.
WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A.
On April 14, 2004, the last full trading day before we announced our offer, the last reported closing price per share reported on the New York Stock Exchange was $38.77. On April 20, 2004, the last full trading day prior to the mailing of this offer to purchase, the closing sale price for Shares reported on the New York Stock Exchange was $47.72 per Share. Please obtain a recent quotation for Shares before deciding whether to tender your Shares. See "Section 6—Price Range of Shares; Dividends."

Q.
WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS?

A.
Your receipt of cash consideration in the offer or the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on your Shares. See "Section 5—Certain U.S. Federal Income Tax Consequences."

Q.
WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

A.
You can call Georgeson Shareholder Communications Inc., the information agent for our offer.

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call:
(212) 440-9800
All Others Call Toll Free:
(800) 905-7237

To the holders of Common Stock of Tom Brown, Inc.:

INTRODUCTION

        Plaza Acquisition II Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of EnCana Corporation, a Canadian corporation ("Parent"), hereby offers to purchase all of the shares of common stock, par value $.10 per share (the "Shares"), of Tom Brown, Inc., a Delaware corporation (the "Company"), at a purchase price of $48.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer" described in this Offer to Purchase. All references in this Offer to Purchase to "Shares" include the associated rights (the "Rights") to purchase shares of preferred stock issued pursuant to the First Amended and Restated Rights Agreement, dated March 1, 2001 (as amended, the "Rights Agreement"), between the Company and EquiServe Trust Company, N.A., as rights agent. Unless the context indicates otherwise, as used herein, references to "you" or "Stockholders" shall mean holders of Shares and references to "we" or "us" shall mean Purchaser.

        Tendering Stockholders whose Shares are registered in their own name and who tender directly to The Bank of New York, which is acting as the depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as otherwise provided in Instruction 6 to the Letter of Transmittal for the Offer, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. A Stockholder who holds Shares through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such Stockholder's Shares to Purchaser in the Offer. Any tendering Stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, or IRS Form W-8 or a suitable substitute form (in the case of non-U.S. Stockholders), may be subject to a required back-up U.S. federal income tax withholding of 28% of the gross proceeds payable to such Stockholder or other payee pursuant to the Offer. See "Section 5—Certain U.S. Federal Income Tax Consequences." Purchaser or Parent will pay all charges and expenses incurred in connection with the Offer of both the Depositary and Georgeson Shareholder Communications Inc., which is acting as the information agent for the Offer (the "Information Agent"). See "Section 16—Fees and Expenses."

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 14, 2004 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of certain other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect, wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company or Shares owned by Purchaser, or any direct or indirect wholly owned subsidiary of Parent or any wholly owned subsidiary of the Company, and other than Shares held by Stockholders who are entitled to and have properly exercised appraisal rights under Delaware Law) shall be canceled and converted automatically into the right to receive $48.00 per Share in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Stockholders who have properly demanded appraisal rights in accordance with Section 262 of Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See "Section 11—Purpose of the Offer; Plans for the Company After the Offer and the Merger." The

Merger Agreement is more fully described in "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement."

        THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE HOLDERS OF SHARES, HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

        THE FACTORS CONSIDERED BY THE COMPANY'S BOARD IN MAKING THE DETERMINATIONS AND RECOMMENDATIONS DESCRIBED ABOVE ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") AND IS BEING MAILED TO THE STOCKHOLDERS IN CONNECTION WITH THIS OFFER TO PURCHASE.

        J.P. Morgan Securities Inc. ("JPMorgan") has delivered to the Company's Board its written opinion, dated April 14, 2004, to the effect that, as of such date and based upon and subject to the certain factors and assumptions as set forth in such opinion, the consideration to be received by holders of Shares (other than Purchaser, Parent and any affiliate of Purchaser and Parent) in the Offer and the Merger is fair from a financial point of view to such holders. A copy of the written opinion of JPMorgan is contained in the Schedule 14D-9, which has been filed with the SEC in connection with the Offer and which is being mailed to Stockholders with this Offer to Purchase. Stockholders are urged to read such opinion carefully in its entirety for a description of the procedures followed, the matters considered, the assumptions made and qualifications and limitations of the review undertaken by JPMorgan.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT CONSTITUTES A MAJORITY OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) OF ALL SECURITIES OF THE COMPANY ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS OR IN A MERGER (THE "MINIMUM CONDITION"), (2) SINCE DECEMBER 31, 2003, THERE HAVING BEEN NO EVENT, OCCURRENCE OR DEVELOPMENT OR STATE OF CIRCUMSTANCES OR FACTS WHICH, INDIVIDUALLY OR IN THE AGGREGATE, HAD A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE MERGER AGREEMENT), (3) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD (THE "HSR CONDITION") UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND (4) ANY APPLICABLE WAITING PERIOD UNDER THE COMPETITION ACT (CANADA) (THE "COMPETITION ACT") HAVING EXPIRED, AN ADVANCE RULING CERTIFICATE PURSUANT TO SECTION 102 OF THE COMPETITION ACT HAVING BEEN ISSUED BY THE COMMISSIONER OF COMPETITION APPOINTED UNDER THE COMPETITION ACT (THE "COMMISSIONER") OR A "NO ACTION" LETTER HAVING BEEN ISSUED BY THE COMMISSIONER INDICATING THAT THE COMMISSIONER WILL NOT MAKE AN APPLICATION FOR AN ORDER UNDER SECTION 92 OF THE COMPETITION ACT (THE "COMPETITION ACT CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE "SECTION 1—TERMS OF THE OFFER; EXPIRATION DATE" AND "SECTION 14—

CERTAIN CONDITIONS OF THE OFFER," WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

        Effective upon the acceptance for payment pursuant to our Offer of any Shares, Parent will be entitled to designate a number of directors, rounded up to the next whole number, to serve on the Board as will give Purchaser representation on the Board equal to the product of (i) the total number of directors on the Board (giving effect to the election of directors designated by Parent), and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding. The Company is required to take all action necessary to cause Parent's designees to be elected or appointed to the Board, including increasing the size of the Board and seeking and/or securing the resignations of incumbent directors (including, if necessary, to ensure that a sufficient number of independent directors are serving on the Board in order to satisfy the New York Stock Exchange, Inc. ("NYSE") listing requirements). At such time, the Company will also cause individuals designated by Parent to constitute the same percentage as is on the entire Board, rounded up to the next whole number, to be on (i) each committee of the Board and (ii) each board of directors and each committee thereof of each subsidiary of the Company identified by Parent, in each case only to the extent permitted by applicable law and the rules of the NYSE. The Company shall use its commercially reasonable efforts to cause the Board to have at least two directors who were directors on April 14, 2004, and who are not employed by the Company and who are not affiliates, stockholders or employees of Parent or any of its subsidiaries (the "Independent Directors"). If any Independent Director ceases to be a director for any reason whatsoever, the remaining Independent Directors (or Independent Director if there is only one remaining) shall be entitled to designate any other person who shall not be an affiliate, stockholder or employee of Parent or any of its subsidiaries to fill the vacancy and such person will be deemed to be an Independent Director for all purposes of the Merger Agreement. If at any time there are no Independent Directors, the other directors of the Company then in office shall designate two persons to fill such vacancies and those persons will not be affiliates, stockholders or employees of Parent or any of its subsidiaries and such persons will be deemed to be Independent Directors for all purposes of the Merger Agreement. In all cases, the selection of any Independent Directors who were not directors on April 14, 2004 will be subject to the approval of Parent, not to be unreasonably withheld or delayed.

        The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including (i) the acceptance for payment of, and payment for, Shares by Purchaser in the Offer, (ii) the absence of any provision of any applicable law or order of any governmental entity of competent jurisdiction which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger, (iii) if necessary, the adoption of the Merger Agreement by the requisite vote of the Stockholders in accordance with Delaware Law, and (iv) the satisfaction of the HSR Condition and the Competition Act Condition. For a more detailed description of the conditions to the Merger, see "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement." Under Delaware Law, in the event Purchaser does not acquire at least 90% of the then outstanding Shares after the consummation of the Offer, the affirmative vote of the holders of a majority of the voting power of all Shares is required to adopt the Merger Agreement. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the voting power of all Shares on a fully diluted basis, then Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other Stockholder. See "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement" and "Section 11—Purpose of the Offer; Plans for the Company After the Offer and the Merger." Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to effect the Merger without a vote of the holders of Shares. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as practicable after such acquisition, without a meeting of the holders of Shares. If, however, Purchaser does not acquire at least 90% of the then outstanding

Shares after consummation of the Offer and a vote of the holders of Shares is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See "Section 11—Purpose of the Offer; Plans for the Company after the Offer and the Merger."

        The Company has advised Purchaser that as of the close of business on April 13, 2004, (i) 46,141,755 Shares were issued and outstanding, (ii) no shares of preferred stock, par value $.10 per share, of the Company were issued and outstanding and (iii) an additional 4,774,610 Shares were subject to outstanding stock options. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 25,458,183 Shares. Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of the holders of Shares, if Purchaser acquired 41,527,580 Shares (assuming none of the outstanding stock options are exercised).

        Purchaser may provide for a Subsequent Period (as defined below) in connection with the Offer. If Purchaser elects to provide a Subsequent Period, it will make a public announcement thereof on the next business day after the Expiration Date. See "Section 1—Terms of the Offer; Expiration Date."

        Appraisal rights are not available in connection with the Offer. If, however, a Stockholder elects not to tender his, her or its Shares in the Offer and Purchaser purchases Shares in the Offer, appraisal rights will be available to such Stockholder who does not tender Shares in the Offer in connection with the Merger with and into the Company. If a Stockholder elects to exercise appraisal rights in connection with the Merger, and that Stockholder complies with the applicable requirements under Delaware Law, that Stockholder will be entitled to payment for his, her or its Shares based on a fair and independent appraisal of the value of such Shares. The value may be more or less than the $48.00 per Share that Purchaser is offering to pay for Shares in the Offer or that a Stockholder would otherwise receive in the Merger. See "Section 11—Purpose of the Offer; Plans for the Company after the Offer and the Merger—Appraisal Rights."

        Certain material U.S. federal income tax consequences of the sale of the Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in "Section 5—Certain U.S. Federal Income Tax Consequences."

        If, between the date of the Merger Agreement and the date on which any particular Share is accepted for payment and paid for pursuant to the Offer, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price applicable to such Share will be appropriately adjusted.

        OTHER THAN THE MINIMUM CONDITION, WE RESERVE THE RIGHT TO AMEND OR WAIVE ANY ONE OR MORE OF THE OTHER CONDITIONS TO THIS OFFER, SUBJECT TO THE TERMS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SEC.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SECTION 1.    TERMS OF THE OFFER; EXPIRATION DATE

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay the Offer Price for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in "Section 4—Withdrawal Rights") on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on May 18, 2004, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as extended by Purchaser, will expire.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION, THE HSR CONDITION, THE COMPETITION ACT CONDITION AND THE SATISFACTION OR WAIVER OF THE OTHER CONDITIONS SET FORTH UNDER "SECTION 14—CERTAIN CONDITIONS OF THE OFFER."

        If by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, Purchaser reserves the right (but Purchaser shall not be obligated), subject to the applicable rules and regulations of the SEC and subject to the terms of and the limitations set forth in the Merger Agreement, to (a) terminate the Offer and not pay for any Shares and return all tendered Shares to tendering Stockholders, (b) waive or reduce all the unsatisfied conditions (other than the satisfaction of the Minimum Condition) and, subject to any required extension, accept for payment and pay for all Shares validly tendered prior to the Expiration Date, (c) extend the Offer and, subject to each Stockholder's right to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

        Amendment of the Offer.    Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer, except that without the written consent of the Company, Purchaser may not change the form of consideration to be paid in the Offer, decrease the Offer Price or the number of Shares sought in the Offer, impose additional conditions to the Offer, modify any of the conditions to the Offer described in "Section 14—Certain Conditions of the Offer" in any manner adverse to the Stockholders, change or waive the Minimum Condition and, except as provided in the following paragraph, extend the Offer.

        The Merger Agreement provides that Purchaser may, without the consent of the Company, extend the Offer (i) beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares as described in "Section 14—Certain Conditions of the Offer," shall not be satisfied or waived, (ii) for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer, (iii) for one or more periods of up to ten business days, in the aggregate, beyond the scheduled expiration date if, as of such date, all of the conditions of the Offer are satisfied or have been waived but the aggregate number of Shares tendered and not withdrawn, together with Shares then owned by Purchaser and Parent, is not at least 90% of the then outstanding Shares on a fully diluted basis (provided that, Parent shall be deemed to have waived the conditions to the offer related to the accuracy of the Company's representations and warranties contained in the Merger Agreement and the absence of a material adverse change of the Company, as well as certain rights to terminate the Merger Agreement), (iv) for up to two periods (not exceeding 10 business days on each occasion), if, among other events, there is a disruption in the banking or securities markets of the United States or Canada or there has been a commencement of war or escalation of hostilities involving the United States or Canada, in each case at the time the offer is scheduled to expire, and (v) for one or more subsequent offering periods of three business days up to an additional 20 business days in the aggregate in accordance with Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"). During any extension under either (i), (ii), (iii) or (iv) under the immediately preceding sentence, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering Stockholder to withdraw such Stockholder's Shares. See "Section 4—Withdrawal Rights."

        UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, WHETHER OR NOT THE OFFER IS EXTENDED.

        Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser also expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified on Annex A to the Merger Agreement and described in "Section 14—Certain Conditions of the Offer," and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the Merger Agreement, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

        Extension of Offer.    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension is to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (in accordance with Rule 14e-1(d) under the Exchange Act). Subject to applicable law (including Rules 14d-4(d)(1) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to Stockholders in a manner reasonably designed to inform them of such changes and disclosed in additional tender offer materials, respectively) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release on a national newswire service.

        In the event of the failure of one or more of the conditions to the Offer to be satisfied or waived on any date upon which the Offer would otherwise expire, we shall extend the Offer for up to an additional ten business days or such shorter time during which such condition is or conditions may be satisfied or waived if such condition or conditions could reasonably be expected to be satisfied within such ten business day period. In addition, in the event that the HSR Condition or the Competition Act Condition has not been satisfied or either the condition regarding actions by governmental entities challenging the transactions contemplated by the Merger Agreement or the condition regarding actions by governmental entities in Canada materially limiting the extension of credit by lenders has not been satisfied or waived, if requested by the Company, Purchaser shall extend the Offer until any such conditions are satisfied or waived. Notwithstanding anything to the contrary in this paragraph, other than as described elsewhere herein, we shall not be required to extend the Offer beyond August 15, 2004. See "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement—the Merger Agreement."

        Subsequent Period.    Purchaser may provide for one or more subsequent offering periods in connection with the Offer. If Purchaser does provide for any such subsequent offering period, subject to the applicable rules and regulations of the SEC, Purchaser may elect to extend its Offer beyond the Expiration Date for one or more subsequent offering periods of three business days up to an additional 20 business days (the "Subsequent Period"), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures described in "Section 4—Withdrawal Rights") prior to the Expiration Date. SHARES TENDERED DURING A SUBSEQUENT PERIOD MAY NOT BE WITHDRAWN. See "Section 4—Withdrawal Rights." Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during any Subsequent Period. Any election by Purchaser to include a Subsequent Period may be effected by Purchaser giving oral or written notice of the Subsequent Period to the Depositary. If Purchaser decides to include a Subsequent Period, it will make an announcement to that effect by issuing a press release to a national newswire service on the next business day after the Expiration Date.

        For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares or we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering Stockholders are entitled to withdrawal rights as described in "Section 4—Withdrawal Rights." However, our ability to delay the payment for Shares we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

        Consequences of Material Changes in the Offer.    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer and promptly disseminate such material change or waiver to Stockholders in a manner reasonably designed to inform them of such material change or waiver and in additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to Stockholders.

        Mailing of the Offer.    The Company has provided Purchaser with the Company's Stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's Stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing. The Schedule 14D-9 of the Company will also be included in the package of materials.

SECTION 2.    ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase by accepting for payment and paying for all Shares validly tendered and not withdrawn (as permitted by "Section 4—Withdrawal Rights") promptly after the Expiration Date. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See "Section 1—Terms of the Offer; Expiration Date"

and "Section 15—Certain Legal Matters and Regulatory Approvals." If Purchaser decides to include a Subsequent Period, Purchaser will accept for payment and promptly pay for all validly tendered Shares as they are received during the Subsequent Period. See "Section 1—Terms of the Offer; Expiration Date."

        In all cases (including during any Subsequent Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer (including during any Subsequent Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering Stockholders whose Shares have been accepted for payment.

        UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

        Upon the deposit of all required funds with the Depositary for the purpose of making payments in full to tendering Stockholders, Purchaser's obligation to make such payment shall be satisfied and tendering Stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to Purchaser pursuant to the Offer, except as otherwise provided in Instruction 6 to the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

        If Purchaser is delayed in its acceptance for payment of, or payment for, Shares that are tendered in the Offer, or is unable to accept for payment, or pay for, Shares that are tendered in the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of Purchaser, retain Shares that are tendered in the Offer, and such Shares may not be withdrawn except to the extent that Stockholders tendering such Shares are entitled to do so as described in "Section 4—Withdrawal Rights" of this Offer to Purchase.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering Stockholder (or, in the case of Shares tendered by Book-Entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

        IF PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF SHARES IN THE OFFER, WE WILL PAY THE INCREASED PRICE TO ALL HOLDERS OF SHARES THAT ARE PURCHASED IN THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO THE INCREASE IN PRICE.

        If we provide a Subsequent Period following the Offer, we will immediately accept and promptly pay for all Shares as they are tendered in the Subsequent Period.

SECTION 3.    PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

        Valid Tender of Shares.    In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message), in each case prior to the Expiration Date or the expiration of the Subsequent Period, if any, or (ii) the tendering Stockholder must comply with the guaranteed delivery procedures described below.

        THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Period, if any, or the tendering Stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        Signature Guarantees.    Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's Share Certificates evidencing such Shares are not immediately available or such Stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such Stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that, all the following conditions are satisfied:

  (i)
  such tender is made by or through an Eligible Institution;

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received prior to the Expiration Date by the Depositary as provided below; and

  (iii)
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. For the purpose of the foregoing, a trading day is any day on which the NYSE is open for business.

        The Notice of Guaranteed Delivery described above may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery specified above may not be used during any Subsequent Period.

        In all cases (including during any Subsequent Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal. Under no circumstances will we pay interest on the purchase price of the Shares, regardless of any extension of the Offer or any delay in mailing such payment.

        Determination of Validity.    ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular Stockholder, whether or not similar defects or irregularities are waived in the case of other Stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS OR IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE COMPANY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        A tender of Shares pursuant to any of the procedures described above will constitute the tendering Stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering Stockholder's representation and warranty to Purchaser that (i) such Stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy thereof), or through delivery of an Agent's Message, a tendering Stockholder irrevocably appoints designees of Purchaser as such Stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such Stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such Stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such Stockholder as they in their sole discretion may deem proper at any annual or special meeting of the holders of Shares or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

        BACKUP WITHHOLDING.    UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD AND PAY TO THE INTERNAL REVENUE SERVICE A PORTION OF ANY PAYMENT MADE PURSUANT TO THE OFFER. IN ORDER TO AVOID BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO IS A U.S. CITIZEN OR U.S. RESIDENT ALIEN MUST, UNLESS AN

EXEMPTION APPLIES, PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL (IN THE CASE OF U.S. STOCKHOLDERS) OR IRS FORM W-8 OR A SUITABLE SUBSTITUTE FORM (IN THE CASE OF NON-U.S. STOCKHOLDERS). SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

SECTION 4.    WITHDRAWAL RIGHTS

        Any tender of Shares made pursuant to the Offer is irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 19, 2004. Once Shares are accepted for payment such Shares will no longer be able to be withdrawn. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that tendering Stockholders are entitled to withdrawal rights as described in this "Section 4—Withdrawal Rights." However, our ability to delay payment for Shares that we have accepted for payment is limited by the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser provides for a Subsequent Period, Shares tendered during the Subsequent Period may not be withdrawn. See "Section 1—Terms of the Offer; Expiration Date."

        For a withdrawal of Shares previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

        ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE COMPANY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Period, if any) by following one of the procedures described in "Section 3—Procedures for Accepting the Offer and Tendering Shares" (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Period).

        The method of delivery of any notice of withdrawal is at the option and risk of the tendering Stockholder, and delivery of any notice of withdrawal will be made only when actually received by the Depositary.

SECTION 5.    CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of certain U.S. federal income tax consequences resulting from the Offer and the Merger to "U.S. Holders" (as defined below) and "Non-U.S. Holders" (as defined below). This discussion is based on U.S. federal income tax laws, including the U.S. Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed Treasury Regulations thereunder, published rulings and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to particular holders of Shares in light of their personal circumstances, nor does it discuss U.S. federal income tax laws applicable to special classes of taxpayers (for example, life insurance companies, dealers in securities, tax exempt organizations, banks or other financial institutions, persons that hold Shares as part of a "straddle," "hedge," "integrated transaction," or "conversion transaction," persons that have a functional currency other than the U.S. dollar, partnerships or other pass through entities, U.S. expatriates and, except to the extent indicated under "Non-U.S. Holders" below, foreign corporations, non-resident alien individuals and other persons not subject to U.S. federal income tax on their worldwide income). In addition, this discussion does not consider the effect of any foreign, state, local, or other tax laws that may be applicable to a particular holder of Shares. This discussion assumes that holders of Shares (except as otherwise indicated) hold the Shares as capital assets within the meaning of Section 1221 of the Code.

        As used herein, a "U.S. Holder" is a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, organized in or under the laws of the United States or of any political subdivision thereof; or (iii) a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day, and validly elected to continue to be so treated under applicable U.S. Treasury Regulations. A "Non-U.S. Holder" is a holder of Shares (other than an entity treated as a partnership) that is not a U.S. Holder. If a partnership holds Shares, the U.S. federal income tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding Shares should consult its own tax advisors.

        THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER OF SHARES. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, HOLDERS OF SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES, THE FOREIGN TAX CONSEQUENCES AND THE NON-TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER.

U.S. Holders

        The receipt by a U.S. Holder of cash pursuant to the Offer or the Merger (whether as Merger Consideration or pursuant to the proper exercise of appraisal rights) will be a taxable transaction for

U.S. federal income tax purposes. A U.S. Holder will generally recognize gain or loss in an amount equal to the difference between (i) the amount received pursuant to the Offer or Merger and (ii) the U.S. Holder's adjusted tax basis in the Shares tendered. A U.S. Holder's adjusted tax basis in its Shares will generally be the cost to such U.S. Holder of such Shares. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such Shares were held by the U.S. Holder for more than one year. For non-corporate U.S. Holders, long-term capital gains will be eligible for reduced U.S. federal income tax rates. U.S. Holders are urged to consult their own tax advisors as to the federal income tax treatment of a capital gain or loss.

        Payments in connection with the Offer and Merger that are paid to a U.S. Holder (other than certain exempt recipients, such as corporations) generally are subject to information reporting and may be subject to backup withholding at a 28% rate. Backup withholding generally applies if a U.S. Holder (i) fails to furnish its social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such U.S. Holder's correct number and that such U.S. Holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment of tax, which generally may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. U.S. Holders should consult their own tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

        A Non-U.S. Holder will generally not be subject to U.S. federal income taxation on cash it receives pursuant to the Offer and the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) unless: (i) such gain is effectively connected with a trade or business in the United States of such Non-U.S. Holder (and such gain is attributable to a permanent establishment of such Non-U.S. Holder maintained in the United States if that is required by an applicable income tax treaty as a condition to subjecting such Non-U.S. Holder to U.S. income tax on a net basis), (ii) such Non-U.S. Holder is an individual and is present in the United States. for 183 or more days during the taxable year of the sale, and certain other requirements are met, (iii) such Non-U.S. Holder is subject to tax under the provisions of the Code regarding the taxation of U.S. expatriates or (iv) such Non-U.S. Holder owns greater than 5% of the Shares (a "5% Non-U.S. Holder").

        Gain realized by a 5% Non-U.S. Holder from tendering its Shares pursuant to the Offer and Merger will be taken into account as if such 5% Non-U.S. Holder were engaged in a U.S. trade or business and such gain were effectively connected with such trade or business. Such gain will be taxed on a net basis in the same manner as the taxable income of a U.S. Holder.

        Payments in connection with the Offer and Merger that are paid to a Non-U.S. Holder to or through a U.S. office of a broker will be subject to information reporting and backup withholding at a rate of 28% unless such Non-U.S. Holder establishes an exemption. Any amount withheld under the backup withholding rules would be credited against such Non-U.S. Holder's U.S. federal income tax liability or refunded, provided that, the required information is furnished to the IRS.

SECTION 6.    PRICE RANGE OF SHARES; DIVIDENDS

        The Shares are listed and principally traded on the NYSE under the symbol "TBI." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service. No dividends have been declared or paid on the Shares during the quarters indicated.

SHARES MARKET DATA

	High	Low
2002:
First Quarter	$27.84	$23.62
Second Quarter	29.53	26.56
Third Quarter	27.60	21.11
Fourth Quarter	26.70	22.05
2003:
First Quarter	$26.02	$23.00
Second Quarter	29.00	23.61
Third Quarter	27.95	24.49
Fourth Quarter	32.66	25.98
2004:
First Quarter	$37.72	$30.42
Second Quarter (through April 20, 2004)	$47.82	36.36

        On April 14, 2004, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $38.77. On April 20, 2004, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NYSE was $47.72.

        STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

SECTION 7.    CERTAIN INFORMATION CONCERNING THE COMPANY

        Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including any financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

        General.    The Company is a Delaware corporation with its principal executive offices located at 555 Seventeenth Street, Suite 1850, Denver, Colorado 80202. The Company's telephone number is (303) 260-5000.

        The Company's industry segments are (i) the exploration for, and the acquisition, development and production of, natural gas, natural gas liquids and crude oil, (ii) the gathering, processing and marketing of natural gas and (iii) the drilling of gas and oil wells. The Company has gas and oil leases with governmental entities and other third parties who enter into gas and oil leases or assignments with the Company in the regular course of its business and options to purchase gas and oil leases with the Eastern Shoshone and Northern Arapaho Tribes. The Company's activities are conducted principally in the Wind River and Green River Basins of Wyoming, the Piceance Basin of Colorado, the Paradox Basin of Utah and Colorado, the Val Verde Basin and Permian Basin of west Texas and southeastern

New Mexico, the east Texas Basin and the western Canadian Sedimentary Basin. The Company also, to a lesser extent, conducts exploration and development activities in other areas of the continental United States and Canada.

        Certain Projections Provided by the Company.    In the course of discussions between the Company and EnCana Oil & Gas (USA) Inc. ("EnCana USA"), an indirect wholly owned subsidiary of Parent, the Company provided EnCana USA and Parent with certain business and financial information that was not and is not publicly available. Such information included, among other things, certain financial projections prepared by senior management of the Company. The information set forth below is presented for the limited purpose of disclosing to the holders of Shares the financial projections prepared by the Company's management and made available to EnCana USA and Parent in connection with their due diligence investigation of the Company. The basis of the projections was the 2004 operating budget prepared by the Company in February, 2004 updated for January actual results. The projections were delivered to EnCana USA and Parent on April 10, 2004.

	(In millions of U.S. dollars, except oil and gas production data)
	Quarter Ended				Year Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	December 31, 2004
Average Daily Oil and Gas Production (a)	304.6	314.4	327.8	340.8	321.9
Total Revenues (b)	152.8	153.8	162.8	178.6	648.0
Operating Expenses (c)	33.0	35.8	37.1	38.8	144.7
General and Administrative Expenses	7.3	7.3	7.3	7.3	29.2
Net Earnings	36.4	35.7	39.5	47.6	159.2
Capital Expenditures (d)	78.6	96.4	97.1	72.5	344.6

(a)
Oil and Gas Production are average daily production amounts, net of royalties, and are expressed as million cubic feet equivalent per day (mmcfe/d).

(b)
Includes oil and gas sales, gathering and processing, marketing and trading, drilling and other revenues and is net of royalties.

(c)
Consists of production expenses, production taxes, gathering and processing costs, trading expenses and drilling costs.

(d)
Total capital expenditures for exploration and production activities, gathering and processing and drilling operations.

        In addition, beginning in early 2004, the Company began to give consideration to, and later advised EnCana USA and Parent of, possibly increasing its capital expenditure budget for fiscal year 2004. The plan being considered would increase the aggregate capital expenditures through December 31, 2004, from $344.6 million to $413.0 million and increase the projected average daily oil and gas production from 321.9 million cubic feet equivalent per day (mmcfe/d) to 345 mmcfe/d.

        The projections and the other information outlined above should be read together with the financial statements of the Company that can be obtained from the SEC as described below.

        The Company does not as a matter of course make public projections as to future revenue, earnings or other financial or operational information (except for certain production and capital expenditure information). The projections provided to EnCana USA were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles and were not examined, reviewed or compiled by independent public accountants and, accordingly, no independent public accountants express any opinion or any other form of assurance with respect thereto. These projections are included in this Offer to Purchase only because such information was provided to EnCana USA and Parent in connection with their discussions regarding the Offer. These projections are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. Although presented with numerical specificity, the projections reflect numerous assumptions (not all of which were provided to EnCana USA and Parent), all made by management of the Company, with respect to industry performance, general business, economic, market, competitive and financial conditions, commodity pricing and other matters, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by EnCana USA or Parent. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized. Moreover such projections are subject to significant uncertainties and contingencies that are compounded to the extent that the projected periods are further away in time from the date of preparation. EnCana USA, Purchaser and Parent expect that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. These projections are subject to all of the risks and uncertainties, many of which are beyond the Company's control, incident to the exploration for and acquisition, development, production, marketing and sale of natural gas, natural gas liquids and crude oil in North America. These risks include, but are not limited to, commodity price volatility, third party interruption of sales to market, inflation, lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating proved natural gas and oil reserves and in projecting future rates of production and timing of development expenditures and the other risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC.

        The inclusion of the projections herein should not be regarded as an indication that Purchaser, Parent or any of their respective affiliates or representatives endorse these projections in any way or that they considered or consider these projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of the Company, Purchaser, Parent or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The projections do not reflect the consequential effects of the Offer nor the impact on the Company of the Offer, nor do they take any account of the manner in which Purchaser or Parent may wish to manage the business of the Company.

        Available Information.    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the holders of Shares and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

SECTION 8.    CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

        General.    Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 950 17th Street, Suite 2600, Denver, Colorado 80202 and its telephone number is (303) 623-2300. Purchaser is an indirect wholly owned subsidiary of Parent.

        Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. All outstanding shares of capital stock of Purchaser are indirectly owned by Parent. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

        Parent is a Canadian corporation. Its principal offices are located at 1800, 855 2nd Street S.W., Calgary, Alberta, Canada, T2P 2S5 and its telephone number is (403) 645-2000. Parent is an independent oil and gas company and natural gas producer and gas storage operator. Common shares of Parent are listed on the Toronto Stock Exchange and the NYSE.

        The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to this Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

        Interest in Securities of the Company.    Except as described in this Offer to Purchase, (i) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement and this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I to this Offer to Purchase, has any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        Except as set forth in this Offer to Purchase, since April 20, 2002, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

        Except as set forth in this Offer to Purchase, since April 20, 2002, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

SECTION 9.    FINANCING OF THE OFFER AND THE MERGER

        The funds required by Purchaser to consummate the Offer and the Merger, repay or refinance debt of the Company and to pay related fees and expenses is estimated to be approximately $2.7 billion. Purchaser will obtain such funds from Parent and/or one or more of its subsidiaries, who will be obtaining such funds from a $3.0 billion bridge financing that Parent has arranged with Royal Bank of Canada ("RBC"). The Offer is not conditioned on obtaining financing.

        On April 14, 2004, Parent and RBC entered into a binding commitment letter pursuant to which RBC established a committed, fully funded acquisition facility for Parent or its wholly owned subsidiaries in the amount of up to $3.0 billion (the "Facility") to acquire Shares pursuant to the Offer, pay the Merger Consideration, pay related expenses and repay or refinance debt of the Company. The following summary of the principal terms of the Facility is qualified in its entirety by reference to the commitment letter, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Purchaser and Parent with the SEC in connection with the Offer. RBC has underwritten 100% of the Facility and has the right to syndicate the Facility to other financial institutions.

        The Facility is limited to three drawdowns to be made on or before September 1, 2004. Indebtedness outstanding under the Facility may be repaid at any time and must be repaid as to 25% thereof within nine months of the initial drawdown, as to 50% thereof within 15 months of the initial drawdown and as to 25% thereof within 24 months of the initial drawdown. In addition, the net proceeds of certain debt and equity issuances and of certain asset dispositions must be used to prepay the facility.

        The facility will be available in U.S. dollars as U.S. rate base loans, U.S. prime rate loans and LIBOR based loans and in Canadian dollars as Bankers' Acceptances or BA equivalents, and will bear interest at the applicable interest rate plus an applicable margin based on the senior unsecured debt ratings of Parent as assigned by Moody's Investor Service, Inc., and Standard & Poor's Rating Services. In addition, Parent will pay a standby fee on the unutilized, uncanceled portion of the Facility which also varies with Parent's senior unsecured debt ratings.

        The definitive documentation for the Facility will contain representation and warranties, covenants, events of default and other provisions customary for similar types of facilities. The documentation will include financial covenants that Parent's ratio of consolidated debt to consolidated capitalization not exceed 60% and that the total of aggregate financing debt of subsidiaries and indebtedness secured by certain security interests not exceed 15% of Parent's consolidated tangible assets.

        The initial drawdown is conditioned on, among other things: (i) RBC not becoming aware of any information affecting the Company that in RBC's judgment is inconsistent in a material and adverse manner with any information provided to RBC prior to the date of the commitment letter; (ii) there not occurring any material adverse change in Parent and its subsidiaries, taken as a whole; (iii) there not having occurred any material disruption of the financial, banking or capital markets that in RBC's judgment could materially impair a successful syndication of the Facility; and (iv) execution and delivery of a satisfactory credit agreement reflecting the terms of the commitment. Each drawdown under the Facility is also conditioned on the accuracy of representations and warranties given under, and no default or event of default existing under, the credit agreement at the time of drawdown.

        It is anticipated that indebtedness incurred under the Facility will be repaid from funds generated internally by Parent and its subsidiaries and from other sources that may include the proceeds from the sale of non-core assets or the sale of securities in the capital markets. No final decisions have been made concerning the method that Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions as well as on prevailing interest rates and financial and other economic conditions.

SECTION 10.    BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT

GENERAL BACKGROUND OF THE OFFER.

        On October 13, 2003, Roger Biemans, President of EnCana USA, arranged a meeting with James D. Lightner, the Company's Chairman, Chief Executive Officer and President, in Denver. At this meeting, which constituted the first discussions between EnCana USA and the Company regarding any potential transaction, Mr. Biemans discussed several potential transactions between EnCana USA and the Company, including a proposed asset swap within the United States and Canada. Messrs. Biemans and Lightner also discussed the possibility of a transaction in which EnCana USA would acquire the entire Company. Mr. Biemans requested certain confidential information regarding the Company. The meeting concluded with Mr. Lightner agreeing that the Company would assemble the information requested and, subject to entering into an appropriate confidentiality agreement with EnCana USA, meet to present the requested information to EnCana USA.

        On November 24, 2003, Mr. Lightner delivered a confidentiality agreement to Mr. Biemans. Messrs. Biemans and Lightner agreed to meet the next day.

        On November 25, 2003, Messrs. Biemans and Lightner met in Denver and Mr. Biemans indicated that EnCana USA was interested in further discussions regarding an acquisition of the Company by EnCana USA. At this meeting, EnCana USA negotiated and executed the confidentiality agreement previously delivered to EnCana USA by the Company. As part of the confidentiality agreement, EnCana USA agreed to a customary standstill arrangement with the Company pursuant to which, subject to certain exceptions, EnCana USA agreed, among other things, that neither it nor any of its affiliates would acquire any securities of the Company above a specified threshold for a period of 18 months without the consent of the Company. At this meeting, the Company then provided EnCana USA with certain information regarding the Company.

        During the course of the next few weeks, EnCana USA and Parent reviewed the information provided by the Company and discussed internally a potential transaction with the Company, including an acquisition of the Company. During this period, Messrs. Biemans and Lightner periodically engaged in telephone discussions regarding the information provided.

        On December 16, 2003, Messrs. Biemans and Lightner met in Denver. Mr. Biemans proposed a transaction pursuant to which EnCana USA would acquire the Company. Mr. Biemans indicated that EnCana USA's view of the Company's valuation was in the range of the mid-thirties per Share, but Mr. Lightner responded that he did not believe that the value proposed was sufficient to allow him to recommend that the Board consider the proposed transaction. Mr. Lightner stated that, in his view, a price per Share sufficient for consideration would be in excess of $40.00.

        On December 17, 2003, Mr. Biemans telephoned Mr. Lightner and increased EnCana USA's initial valuation of the Company to approximately $37.00 per Share. Mr. Lightner informed Mr. Biemans that he would consider Mr. Biemans' revised proposal.

        On December 22, 2003, in a telephone call, Mr. Lightner informed Mr. Biemans that, based on his discussions with the Board and senior management of the Company, EnCana USA's revised valuation of the Company was still not sufficient and that at such valuation the parties should no longer explore the possibility of an acquisition of the Company. Mr. Lightner requested that all confidential information related to the Company be returned to the Company, and EnCana USA thereafter complied with this request. The parties then ceased all discussions until March 2004.

        On March 29, 2004, Messrs. Biemans and Lightner met in Denver at a meeting arranged by Mr. Biemans. Mr. Biemans expressed EnCana USA's interest in revisiting their discussions regarding the possible acquisition of the Company by EnCana USA. Mr. Lightner indicated that only if the Company was valued significantly in excess of EnCana USA's second proposal in December 2003 would he consider presenting a transaction to the Board for its consideration. At this meeting, Mr. Biemans did not suggest an increased valuation of the Company. Mr. Lightner agreed to propose a valuation range at which he felt the Company could proceed with further negotiations regarding a possible transaction.

        On April 2, 2004, in a telephone call, Mr. Lightner informed Mr. Biemans that he had discussions with some of the members of the Board and with senior management of the Company and they indicated that they were not interested in further pursuing an acquisition transaction with EnCana USA at the previously expressed valuations. Messrs. Biemans and Lightner proceeded to discuss the level of valuation Mr. Lightner believed would be necessary to proceed with discussions concerning a transaction. Mr. Lightner indicated that he believed the Board would only consider an offer at a significant premium to the price per Share at which the Shares were then trading. Messrs. Biemans and Lightner discussed Mr. Lightner's view of an appropriate premium for consideration which Mr. Lightner expressed as 30% above the price per Share at which the Shares were then trading.

        On April 7, 2004, Parent retained Merrill Lynch & Co. ("Merrill Lynch") as its financial advisor. Parent and Merrill Lynch entered into a formal engagement letter on April 12, 2004.

        On April 7, 2004, in a telephone call, Mr. Biemans told Mr. Lightner that EnCana USA continued to be interested in making an acquisition proposal. Mr. Lightner indicated that he would only meet with Mr. Biemans if the proposal was at or near the valuation expressed by Mr. Lightner on April 2, 2004. Messrs. Biemans and Lightner arranged to meet the next day in Denver.

        On April 8, 2004, Messrs. Biemans and Lightner met again and discussed valuation. Mr. Biemans discussed a transaction which valued the Company at $48.00 per Share, subject to satisfactory completion of due diligence. Mr. Lightner indicated that he believed that, at the stated valuation, the parties should pursue more detailed discussions. Mr. Biemans also discussed certain of the terms of any potential transaction, including timing, a break-up fee if the parties executed an agreement but did not ultimately close a transaction, closing conditions for the transaction and any required governmental and corporate approvals. Mr. Biemans also requested that the Company enter into an exclusivity agreement with EnCana USA whereby the Company would agree to negotiate only with EnCana USA with respect to a possible acquisition transaction. Mr. Lightner told Mr. Biemans that he would discuss the proposal with the Board. Messrs. Biemans and Lightner arranged to meet later that same day in Denver.

        Messrs. Biemans and Lightner met again later in the day on April 8, 2004. Mr. Lightner indicated that he had discussed Parent's proposal with certain members of the Board and that those members of the Board were in favor of Mr. Lightner pursuing further discussions with EnCana USA but not entering into an exclusivity agreement with EnCana USA. Mr. Biemans suggested that the parties immediately commence more detailed discussions and engage legal and financial advisors and commence final due diligence. The parties agreed to meet the next day in Denver.

        On the evening of April 9, 2004, counsel to Parent, Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul, Weiss"), distributed a draft Merger Agreement to the Company and its counsel, Vinson & Elkins L.L.P. ("Vinson & Elkins"). On this same day, Paul, Weiss submitted a due diligence request letter to the Company and Vinson & Elkins.

        On April 9, 2004 and April 10, 2004, representatives of Parent, including Mr. Biemans, and representatives of the Company, including Mr. Lightner, met in Denver. Representatives of Merrill Lynch and Petrie Parkman & Company Co., Inc. ("Petrie Parkman"), the Company's co-exclusive financial advisor, participated in certain of the meetings of April 9, 2004 and April 10, 2004. In addition, representatives of Paul, Weiss participated in certain of the meetings of April 10, 2004. In these meetings, the parties discussed the Company's business and operations (including the Company's planned exploration and development activities and future exploration and development prospects), the Company's financial statements as disclosed in its reports filed with the SEC, and the Company's fiscal year 2004 budget. They also discussed the proposed transaction terms and the timing of the proposed transaction.

        At the same time, representatives of Parent and Paul, Weiss were conducting a legal due diligence review of certain of the Company's material contracts and other pertinent information.

        On April 11, 2004, Vinson & Elkins delivered comments on the draft Merger Agreement to Paul, Weiss. From such time through the early morning of April 15, 2004, representatives of Parent and the Company, working together with their respective financial and legal advisors, negotiated and finalized the terms of the Merger Agreement and the other terms of the transaction.

        On the evening of April 13, 2004, the Board, together with representatives from Vinson & Elkins and Petrie Parkman, met in Dallas to discuss the contemplated transactions.

        Subsequent to the April 13, 2004 Board meeting, Mr. Lightner approached Mr. Biemans to request that Parent increase its offer price. After discussions regarding the valuation of the Company, Mr. Biemans indicated that the Parent was not willing to pay more than $48.00 per Share. Mr. Biemans did agree to changes to certain provisions of the Merger Agreement requested by Mr. Lightner.

        On April 14, 2004, the board of directors of Parent, after discussion, unanimously approved the transaction.

        The Board met by telephone again on April 14, 2004. Representatives from Vinson & Elkins, JPMorgan and Petrie Parkman participated in the Board meeting. After discussions and receipt of a fairness opinion from JPMorgan, the Board unanimously approved the transaction.

        Early on the morning of April 15, 2004, Parent, Purchaser and the Company executed the Merger Agreement and each of Parent and the Company publicly announced the transaction.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

        The Merger Agreement.

        THE FOLLOWING IS A SUMMARY OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE SCHEDULE TO. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED THEREIN IN THE MERGER AGREEMENT. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "SECTION 7—CERTAIN INFORMATION CONCERNING THE COMPANY."

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable, and in any event no later than April 28, 2004, and that, subject to the satisfaction of the Minimum Condition, the HSR Condition, the Competition Act Condition and certain other conditions that are described in "Section 14—Certain Conditions of the Offer" (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn on or prior to the Expiration Date.

        Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any other changes in the terms and conditions to the Offer, provided that, Purchaser and Parent have agreed that no change in the Offer may be made that (a) changes the form of consideration payable in the Offer, (b) decreases the Offer Price or the number of Shares sought in the Offer, (c) imposes any additional, or modifies in a manner adverse to the holders of Shares, the conditions to the Offer described in "Section 14—Certain Conditions of the Offer," (d) changes or waives the Minimum Condition or (e) except as discussed below, extends the Offer beyond the initial Expiration Date of the Offer.

        The Merger Agreement provides that Purchaser may, without the consent of the Company, extend the Offer (i) beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares as described in "Section 14—Certain Conditions of the Offer," shall not be satisfied or waived, (ii) for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer or any period required by applicable law, (iii) for one or more periods of up to ten business days, in the aggregate, beyond the scheduled expiration date if, as of such date, all of the conditions of the Offer are satisfied or have been waived but the aggregate number of Shares tendered and not withdrawn, together with Shares then owned by Purchaser and Parent, is not at least 90% of the then outstanding Shares on a fully diluted basis (provided that, Parent shall be deemed to have waived the conditions to the Offer related to the accuracy of the Company's representations and warranties contained in the Merger Agreement and the non-occurrence of a Company Material Adverse Change, as well as certain rights to terminate the Merger Agreement), (iv) for up to two periods (not exceeding ten business days on each occasion), if, among other events, there is a disruption in the banking or securities markets of the United States or Canada or there has been a commencement of war or escalation of hostilities involving the United States or Canada, in each case at the time the offer is scheduled to expire and (v) for one or more subsequent offering periods of up to an additional 20 business days in the aggregate) in accordance with Rule 14d-11 promulgated under the Exchange Act. In addition, the Merger Agreement also provides that in the event of the failure of one or more of the conditions to the Offer to be satisfied or waived on any date upon which the Offer would otherwise expire, Purchaser shall extend the Offer if such condition is or could reasonably be expected to be satisfied prior to ten business days following the initial scheduled expiration date of the Offer. Also, in the event that the HSR Condition or the Competition Act Condition has not been satisfied or either the condition regarding actions by governmental entities challenging the transactions contemplated by the Merger Agreement or actions by governmental entities in Canada materially limiting the extension of credit by lenders has not been satisfied or waived, if requested by the Company, Purchaser shall extend the Offer (but shall not be obligated to do so beyond August 15, 2004) until such conditions are satisfied or waived. Notwithstanding anything to the contrary in this paragraph and except as otherwise discussed in this "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement—the Merger Agreement," Purchaser shall not be required to extend the Offer beyond August 15, 2004.

        Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer.    Effective upon the acceptance for payment pursuant to our Offer of any Shares, Parent is entitled to designate a number of directors, rounded up to the next whole number, to serve on the Board as will give Purchaser representation on the Board equal to the product of (i) the total number of directors on the Board (giving effect to the election of additional directors designated by Parent), and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Purchaser bears to the number of Shares outstanding. The Company shall take all actions necessary to cause Parent's designees to be elected or appointed to the Board, including increasing the size of the Board and/or securing the resignations of incumbent directors (including, if necessary, to ensure that a sufficient number of independent directors are serving on the Board in order to satisfy the NYSE listing requirements). At such time, the Company will also cause individuals designated by Parent to constitute the same percentage as is on the entire Board, rounded up to the next whole number, to be on (i) each committee of the Board and (ii) each board of directors and each committee thereof of each subsidiary of the Company identified by Parent, in each case only to the extent permitted by applicable law and the rules of the NYSE. The Company shall use its commercially reasonable efforts to cause the Board to have at least two directors who were directors on April 14, 2004 and who are not employed by the Company and who are not affiliates, stockholders or employees of Parent or any of its subsidiaries. If any Independent Director ceases to be a director for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate any other Person who shall not be an affiliate, stockholder or employee of Parent or any of its subsidiaries to fill the vacancy and such person will be deemed to be an Independent Director for purposes of the Merger Agreement. If at any time there are no Independent Directors, the other directors of the Company then in office shall designate two persons to fill such vacancies and those persons will not be affiliates, stockholders or employees of Parent or any of its subsidiaries and such persons will be deemed to be Independent Directors for all purposes of the Merger Agreement. In all cases, the selection of any Independent Directors who were not directors on April 14, 2004 will be subject to the approval of Parent, not to be unreasonably withheld or delayed.

        The Merger.    The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption "Conditions to the Merger," Purchaser will be merged with and into the Company in accordance with the applicable provisions of Delaware Law, and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of Purchaser will cease.

        Certificate of Incorporation and Bylaws.    The Merger Agreement provides that upon consummation of the Merger, the Certificate of Incorporation of the Company, as in effect immediately prior to the Merger, will be the Certificate of Incorporation of the Surviving Corporation, and the Bylaws of Purchaser, as in effect immediately prior to the Merger, will be the Bylaws of the Surviving Corporation.

        Directors and Officers.    Under the terms of the Merger Agreement, upon consummation of the Merger, the directors of the Purchaser immediately prior to the Merger will be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Merger will be the officers of the Surviving Corporation, in each case until their respective death, resignation or removal or until their respective successors are duly elected and qualified all in accordance with the Certificate of Incorporation of the Surviving Corporation, the Bylaws of the Surviving Corporation and Delaware Law.

        Special Meeting of Stockholders.    Pursuant to the Merger Agreement, the Company shall, acting through the Board as then constituted, if required by applicable law and in accordance with Delaware Law and the Company's Certificate of Incorporation and Bylaws, convene and hold a meeting of its Stockholders as promptly as practicable following the purchase of Shares in the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger and include in the letter to Stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to Stockholders in connection with the Merger, and in any schedules required to be filed with the SEC in connection therewith, the recommendation of the Board that Stockholders vote in favor of the adoption of the Merger Agreement. If Purchaser acquires at least a majority of the voting power of Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other Stockholder votes in favor of the Merger.

        Merger without a Meeting of Stockholders.    The Merger Agreement further provides that, notwithstanding the foregoing, if Purchaser shall acquire at least 90% of the outstanding Shares of each class of capital stock of the Company entitled to vote on the Merger, Parent and the Company agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer without a meeting of the Stockholders, in accordance with Section 253 of Delaware Law.

        Conversion of Shares.    Pursuant to the Merger Agreement, each outstanding Share (other than (i) Shares owned by the Company or any wholly owned Subsidiary of the Company and by Parent, Purchaser or any direct or indirect Subsidiary of Parent, all of which will be canceled without any exchange of consideration, and (ii) Shares owned by Stockholders who did not approve the merger and have demanded appraisal rights in accordance with Section 262 of Delaware Law) will, by virtue of the

Merger and without any action on the part of Parent, Purchaser, the Company or the holders thereof, be converted into the right to receive an amount in cash without interest (subject to withholding taxes) equal to the Merger Consideration, upon surrender of the certificate representing such Share.

        Conversion of Existing Stock Options.    Each option to acquire Shares granted under any Company Option Plan (each, a "Company Stock Option" and collectively, the "Company Stock Options") that is not fully vested and exercisable and that is outstanding immediately prior to the consummation of the Offer (the "Acceptance Date"), will automatically become fully vested and exercisable on the Acceptance Date pursuant to the terms of the Company Option Plans without any action on the part of the Company, Parent, Purchaser or the holder of any such Company Stock Option. On the Acceptance Date, each outstanding Company Stock Option shall be canceled and shall solely represent the right to receive an amount in cash, without interest, equal to (a) the option consideration, which is the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Stock Option, multiplied by (b) the aggregate number of Shares into which the applicable Company Stock Option was exercisable immediately prior to the Acceptance Date. The payment will be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. However, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the holder of such Company Stock Option.

        Representations and Warranties.    The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company as to the absence of certain changes or events concerning the Company's business, financial statements, SEC filings, compliance with law, litigation, employee benefit plans, property, intellectual property, environmental matters, regulatory matters, taxes, material contracts, insurance and brokers.

        Covenants.    The Merger Agreement provides that, except as otherwise expressly permitted under the Merger Agreement, during the period from the date of the Merger Agreement through the consummation of the Merger, the Company and each of its Subsidiaries will conduct their businesses, including continuing to explore, develop and drill and complete oil and gas wells, in all material respects in the ordinary course consistent with past practice, and the Company and each of its Subsidiaries shall use their commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties in all material respects and to keep available the services of their respective officers and key employees. The Company must not, and must cause each of its Subsidiaries not to, take certain actions, such as:

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  proposing or adopting amendments to its certificate of incorporation or bylaws;

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  acquiring or agreeing to acquire or lease any assets, business, corporation, partnership, joint venture, association or other business organization or division thereof other than in amounts that are immaterial to the Company and its Subsidiaries taken as a whole or in the ordinary course of business consistent with past practice;

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  selling, leasing, mortgaging, encumbering, subjecting to any lien or disposing any of its material properties or assets or stock or other ownership interests (other than (i) in the ordinary course of business substantially consistent with past practice, (ii) any existing agreements, (iii) liens for taxes not yet due or being contested and (iv) mechanics and similar liens); provided that, the Company may sell the Sauer Drilling Company pursuant to an agreement containing terms and conditions (including price) reasonably satisfactory to Parent; provided further, that no such sale of the Sauer Drilling Company shall occur unless Parent shall have given its consent, which consent shall not be unreasonably withheld;

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  declaring, setting aside, marking or paying any dividend or distribution on shares of its capital stock, other than dividends or distribution, payable by any wholly owned Subsidiary of the Company;

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  issuing, delivering or selling any capital stock of the Company or any Subsidiary or proposing the issuance, delivery or sale of any capital stock of the Company or any Subsidiary (other than upon the exercise of Company Stock Options that have been granted prior to the date of this agreement and up to 25,000 Company Stock Options granted to newly hired employees), splitting, combining or reclassifying any capital stock of the Company or any Subsidiary or issue or authorize the issuance of any other securities in respect of, or in substitution for, any of their securities, or, except as otherwise agreed, redeeming or repurchasing their securities;

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  except with respect to the sale of the Sauer Drilling Company, entering into, amending, modifying, terminating or making a commitment in respect of any material contracts or entering into any agreement or arrangement that limits or restricts the Company or any of its Subsidiaries from competing in or conducting any business or engaging in business any significant geographical area;

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  incurring or guaranteeing any indebtedness other than in the ordinary course of business;

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  increasing the compensation payable to any of its officers, directors or key employees, granting any severance or termination pay to officers, directors or key employees or otherwise establishing, modifying or amending any benefit plans or arrangements for the benefit of any current or former director, officer, employees or stockholder of the Company or any Subsidiary;

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  changing any of its accounting policies or procedures (unless required by law, generally accepted accounting principles in the United States or the SEC);

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  making any contract or commitment involving payments in excess of the amount of the Company's 2004 capital expenditures plan previously provided to Parent;

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  failing to meet its royalty payment obligations in connection with its Oil and Gas Interests to the extent such failure(s) would have a material adverse effect on the Company;

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  entering into any derivatives transactions or entering into any fixed-price commodity sales agreements with a duration of more than three months without the prior written consent of Parent which shall not be unreasonably withheld;

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  changing its material existing insurance policies (or substantial equivalents thereof);

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  terminating any existing gas purchase, exchange, or transportation contract, except in the ordinary course consistent with past practice, or entering into any new contract for the supply, transportation, storage or exchange of gas or renewing, extending or negotiating any existing contract providing for the same where such contract is not terminable within 30 days without penalty, without the consent of Parent which shall not be unreasonably withheld or delayed;

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  waiving, releasing, authorizing, settling or compromising any material litigation not covered by insurance except any settlements or compromises that do not involve the payment of more than $5 million in the aggregate;

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  adopting a plan of liquidation, dissolution or restructuring;

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  entering into an "related party agreement" as defined in Item 404 of Regulation S-K promulgated under the Exchange Act other than any transaction entered into in the ordinary course consistent with past practice;

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  effectuating a "plant closing" or "mass layoff" as defined in the Worker Adjustment and Retraining Notification Act of 1986, as amended, other than in connection with the sale of the Sauer Drilling Company;

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  taking any action that would cause any of its representations and warranties set forth in the Merger Agreement to be no longer true and correct such that Parent would have the right to terminate the Merger Agreement; or

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  otherwise to take any of the foregoing action.

        In addition, the Company and each of its Subsidiaries have agreed to use their commercially reasonable efforts, in the ordinary course consistent with past practice, to (i) develop, maintain and operating its Oil and Gas Interests in material compliance with applicable laws, regulations and orders of any governmental entity, (ii) pay when due all rents and joint interests and other costs and expenses coming due and payable in connection with its Oil and Gas Interests, (iii) perform all of the covenants contained in any leases or other contracts with respect to its Oil and Gas Interests, (iv) maintain in full force and effect all leases and other contracts with respect to its Oil and Gas Interests, including any options included within such contracts, (v) maintain each of its permits in full force and effect and (vi) otherwise to act with respect to its Oil and Gas Interests in good faith and in accordance with the Company's best business judgment as if the transactions were not contemplated by the parties. Notwithstanding the foregoing, prior to the consummation of the Merger, the Company shall exercise, consistent with the terms of the Merger Agreement, complete control and supervision of the Company's operations.

        No Solicitation.    In the Merger Agreement, the Company has agreed not to, and to cause its Subsidiaries and directors, officers, employees and representatives (including consultants, accountants, legal counsel, investment bankers, agents and affiliates) of the Company and its Subsidiaries (collectively, "Representatives") to cease any existing solicitations, discussions, negotiations or other activity with any parties that may be ongoing with respect to any Acquisition Proposal (as hereinafter defined). In addition, the Company shall not, nor shall it permit its Subsidiaries or Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any information or data relating to the Company or any of its Subsidiaries to, or in response to a request therefor, give access to the assets of the Company or the books and records of the Company or its Subsidiaries to, any person that has made or, to the knowledge of the Company, may be considering making any Acquisition Proposal; (iii) grant any waiver or release under any standstill or similar contract relating to the Shares or the Company or its Subsidiaries to which it or any of its Subsidiaries is a party, including the Rights Agreement; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any agreement in principle, arrangement, understanding or contract for any Acquisition Proposal.

        An "Acquisition Proposal" is defined as any contract, proposal, offer or indication of interest (other than by Parent or one of its affiliates) (whether or not in writing and whether or not delivered to the Stockholders of the Company generally) relating to (i) the acquisition (including any lease, long-term supply agreement, mortgage, pledge or other arrangement having similar economic effect) in any manner, directly or indirectly, of any business or assets of the Company or any of its Subsidiaries (including the capital stock of (or other ownership interest in) any Subsidiary) that generated 15% or more of the Company's consolidated net revenues or net income or that constitute more than 15% of the assets of the Company, (ii) a direct or indirect purchase of Shares and any other capital stock of (or ownership interest in) the Company in a single transaction or series of related transactions representing 15% or more of the voting power of the capital stock of (or other ownership interest in) the Company or any new class or series of stock that would be entitled to a class or series vote with respect to the Merger, including by way of a tender offer, exchange offer or issuance of any equity securities of the Company in connection with any acquisition by the Company or any of its Subsidiaries or (iii) a merger, business combination, reorganization, recapitalization, liquidation or dissolution of the Company, in each case other than the transactions contemplated by the Merger Agreement.

        However, the Company and its Board are not prohibited from engaging in discussions or negotiations with, or furnishing or disclosing any information relating to, the Company or any of its Subsidiaries or giving access to the assets of the Company or the books and records of the Company or any of its Subsidiaries to, any Person who, after the date of the Merger Agreement, makes a bona fide written Acquisition Proposal not solicited after the date of the Merger Agreement in violation of the provisions of the Merger Agreement if (i) the Board has (x) acted in good faith and by a majority of the members of its entire Board, (y) determined, after consultation with its financial advisor, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (z) determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the Stockholders of the Company under applicable laws (in each case, taking into account any adjustments to the terms and conditions of the Merger Agreement, the Offer or the Merger offered in writing by Parent in response to such Acquisition Proposal), and (ii) the Company enters into a confidentiality agreement with such Person (provided that, to the extent such confidentiality agreement is on terms and conditions materially more favorable to such Person than those contained in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed amended to contain such materially more favorable terms).

        A "Superior Proposal" is defined as a bona fide Acquisition Proposal made by a third party for at least a majority of the voting power of the Company's then outstanding securities or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, if the Board of the Company determines in good faith by a vote of a majority of the entire Board (based on, among other things, the advice of its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, that such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than those contemplated by the Merger Agreement (taking into account any adjustments to the terms and conditions of the Merger Agreement, the Offer or the Merger offered in writing by Parent, and the fees and expenses of Parent and break-up fees payable by the Company pursuant to Section 9.04(b) of the Merger Agreement), (ii) the conditions to the consummation of which are all reasonably capable of being satisfied in a timely manner, (iii) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed, and (iv) which was not made in violation of any standstill or similar agreement to which the Company or any of its Subsidiaries is a party.

        The Merger Agreement requires that the Company must immediately notify Parent of any Acquisition Proposal or indication from any Person that it intends to make, or is considering making, an Acquisition Proposal and any request for non-public information relating to the Company or any of its Subsidiaries or for access to the assets of the Company or the books and records of the Company or its Subsidiaries by any person that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal. The Company shall provide Parent with the identity of such Person, a description of the material terms of such Acquisition Proposal or request and, if applicable, a copy of such Acquisition Proposal. The Company shall keep Parent informed on a reasonably current basis of the status and the material terms of any such Acquisition Proposal, indication or request. The Company is required to provide to Parent any non-public information regarding the Company provided to any other person which was not previously provided to Parent.

        Unless the Company terminates the Merger Agreement in accordance with its provisions, the Company shall not approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or enter into any letter of intent, agreement in principle or acquisition agreement related to any Acquisition Proposal.

        Nothing contained in the Merger Agreement shall prohibit the Company or the Board from talking and disclosing to its Stockholders a position with respect to an Acquisition Proposal by a third party pursuant to Rule 14d-9, Item 1012(a) of Regulation M-A, and Rule 14e-2(a) promulgated under the Exchange Act or otherwise communicating with its Stockholders to the extent required by law.

        Directors' and Officers' Indemnification and Insurance.    In the Merger Agreement, the Surviving Corporation has agreed, from and after the consummation of the Merger, to indemnify, defend and hold harmless to the fullest extent permitted by law the present and former officers and directors of the Company and its Subsidiaries against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Effective Time. In addition, in the Merger Agreement, Purchaser and Parent have agreed that all rights to indemnification existing in favor of the present or former directors and officers of the Company or any of its Subsidiaries as provided in the Company's Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar documents of any of its Subsidiaries as in effect at the date of the Merger Agreement with respect to matters occurring prior to the Merger will survive the Merger and continue in full force and effect. Parent has agreed to cause Purchaser to maintain in effect for a period of six years after the consummation of the Merger, in respect of acts or omissions occurring prior to such time, policies of directors' and officers' liability insurance and fiduciary liability insurance and fiduciary insurance. Such policies shall provide coverage no less favorable than that provided for the individuals who are covered by the Company's existing policies. However, Surviving Corporation shall not be required in order to maintain such policies to pay an annual premium in excess of 200% of the aggregate annual amounts currently paid by the Company to maintain its existing policies (if the annual premium for such insurance shall exceed such 200% in any year, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount). In the event Parent shall, directly or indirectly, sell all or substantially all of the assets or capital stock of the Surviving Corporation, prior to such sale, Parent shall either assume the obligation to maintain officers' and directors' liability insurance as described in this paragraph or cause a Subsidiary of Parent having a net worth substantially equivalent to, or in excess of the net worth of, the Surviving Corporation immediately prior to such sale to assume such obligation.

        Pursuant to the Merger Agreement, the indemnification and directors' and officers' insurance covenants described above will survive the consummation of the Merger and are intended to benefit, and will be enforceable by, any person or entity entitled to be indemnified under this provision of the Merger Agreement (whether or not parties to the Merger Agreement).

        Employee Benefit Arrangements.    The Merger Agreement provides that for a period of one year following the consummation of the Merger, Parent will cause the Surviving Corporation to continue to honor in accordance with their terms, the employment, severance, indemnification or similar agreements between the Company and certain employees and will maintain for one year certain of the Company's employee benefit plans; provided that, the Merger Agreement shall not preclude Parent or any of its affiliates from having the right to terminate the employment of any employee, with or without cause, or to amend or to terminate in accordance with its terms and applicable laws any employee benefit plan of Parent established, maintained or contributed to by Parent or any of its affiliates after the consummation of the Merger.

        Conditions to the Merger.    Pursuant to the Merger Agreement, the parties' obligations to consummate the Merger are subject to the satisfaction or waiver, where permissible, of the following conditions:

  •
  unless the Merger is consummated as contemplated by Section 253 of Delaware Law, the Merger Agreement shall have been adopted by the requisite vote of the Stockholders of the Company in accordance with Delaware Law; provided that, Purchaser and Parent shall have voted all of their Shares in favor of the Merger Agreement and the Merger;

  •
  no provision of any applicable law or orders of any governmental entity of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger shall be in effect;

  •
  any waiting period (and any extension thereof) applicable to the consummation of the Merger under each of the HSR Act and the Competition Act shall have been satisfied; and

  •
  Purchaser shall have accepted for purchase and paid for the Shares tendered pursuant to the Offer.

        Termination.    The Merger Agreement provides that it may be terminated and the Merger, the Offer and the related transactions may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the Stockholders of the Company or Parent):

  (a)
  by mutual written consent of the Company and Parent;

  (b)
  by either the Company or Parent if the Offer has not been consummated on or before August 15, 2004 (or the close of business on the date immediately following the day to which the Offer is extended because of adverse market conditions if the date on which the offer as extended is later than August 15, 2004 or September 15, 2004 if all of the conditions to the Offer described in "Section 14—Certain Conditions of the Offer" have been fulfilled except that there is a material limitation by a governmental entity in Canada which materially affects the extension of credit by lenders that participate in the Canadian market in loans to large corporations) (unless the party claiming the right to terminate the Merger Agreement is the party whose willful failure to fulfill its obligations has resulted in the failure to consummate the Merger by such date);

  (c)
  by either the Company or Parent, if there shall be any applicable law that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any final and nonappealable order of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Offer or the Merger (unless the party claiming the right to terminate the Merger Agreement under this subsection (c) has not used its commercially reasonable efforts to have such order lifted);

  (d)
  prior to the consummation of the Offer by (x) the Company if there has been a breach by Parent of any representation or warranty of Parent contained in the Merger Agreement which would have a Parent Material Adverse Effect, (y) Parent if there has been a breach of the representations and warranties or covenants or agreements of the Company contained in the Merger Agreement such that the conditions to the Offer described in "Section 14—Certain Conditions of the Offer" would not be satisfied or (z) by the Company if Parent shall not have performed in all material respects each obligation, agreement and covenant to be performed with by it under the Merger Agreement, and in each of clauses (x), (y) and (z) such breach or failure to perform is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

  (e)
  by Parent prior to the consummation of the Offer, if, (i) the Board shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing), (ii) the Company shall have breached in any material respect any of its obligations with respect to the "No Solicitation" obligations described above, (iii) the Board shall have refused to affirm its approval or recommendation of the Merger Agreement, the Offer or the Merger within ten business days of any written request from Parent, (iv) a competing tender or exchange offer constituting an Acquisition Proposal shall have been commenced and the Company shall not have sent holders of the Shares pursuant to Rule 14e-2 promulgated under the Exchange Act (within ten business days after such tender or exchange offer is first published, sent or given (within the meaning of Rule 14e-2 promulgated under the Exchange Act)), a statement disclosing that the Board recommends rejection of such Acquisition Proposal, (v) the Board shall exempt any other Person from the provisions of Section 203 of Delaware Law, (vi) the Board exempts any other Person under the Rights Agreement or (vii) the Company or the Board publicly announces its intention to do any of the foregoing;

  (f)
  by the Company prior to the consummation of the Offer, if the Board of the Company shall approve, subject to complying with the terms of the Merger Agreement, a Superior Proposal; provided, however, that the Company may not terminate pursuant to this subsection (f) unless (i) such Superior Proposal did not result from the Company's breach of any of its obligations with respect to the "No Solicitation" obligations described above, (ii) the Board authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent amendments or modifications), (iii) during the three business day period after the Company's notice (the "Negotiation Period"), (x) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have instructed its financial and legal advisors to offer to negotiate with (and if accepted, negotiate with), Parent to attempt to make such adjustments in the terms and conditions of the Merger Agreement as will enable the Company to proceed with the Merger Agreement (unless the next scheduled expiration date of the Offer is within three business days of the end of the Negotiation Period and the Company does not extend the Offer by such third business day) and (y) the Board shall have determined in good faith, after consultation with its independent financial adviser and outside legal counsel and, after considering the results of such negotiations and the revised proposal made by Parent, if any, that the Superior Proposal giving rise to the Company's notice (including any subsequent amendments or modifications) continues to be a Superior Proposal, (iv) such termination is within three Business Days following the Negotiation Period, if any and (v) no termination pursuant to this paragraph (f) shall be effective unless the Company simultaneously pays a fee in connection with such termination as described below in "Section 10—Background of the Merger; Contacts with the Company; the Merger Agreement—the Merger Agreement—Effect of Termination," and Parent receives a handwritten acknowledgement of such payment from each party to the Superior Proposal and each such party waives any right it may have to contest such payment;

  (g)
  by the Company, if the Offer has not been commenced within ten business days following the date of the Merger Agreement (except as a result of any material breach of the Merger Agreement by the Company) (provided that, such right of termination shall have been exercised by the Company prior to the commencement of the Offer);

  (h)
  by Parent or the Company if as the result of the failure of any of the conditions to the Offer (as described in "Section 14—Certain Conditions of the Offer") the Offer shall have terminated or expired in accordance with its terms (including after giving effect to any extensions, if any) without Purchaser having purchased any Shares pursuant to the Offer (unless the party claiming the right to terminate the Merger Agreement is the party whose willful failure to fulfill any of its obligations has resulted in such failure);

  (i)
  by Parent, if, prior to the consummation of the Offer, any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates shall have acquired beneficial ownership of more than 15% of the Shares;

  (j)
  by Parent if either the Chief Executive Officer or the Chief Financial Officer of the Company fails to provide the certifications required under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Annual Report on Form 10-K or Quarterly Report on Form 10-Q of the Company required to be filed prior to the consummation of the Offer at the time such report is required to be filed under the Exchange Act and such failure has or would be reasonably likely to have a Company Material Adverse Effect; or

  (k)
  by Parent if, (i) on or prior to May 15, 2004 or August 15, 2004, as applicable, the Company shall have not publicly filed its Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2004 or June 30, 2004, as applicable, (ii) at any time after the date hereof, there is any restatement of the Company's consolidated financial statements, or any material change to the Company's previously announced financial results, or (iii) the Company shall have filed with the SEC, or otherwise announced, one or more amendments to a form, report, statement and other documents required with the SEC in which the Company makes a downward restatement of the aggregate proved Hydrocarbon reserves of the Company and its Subsidiaries, taken as a whole, as of December 31, 2003, and any such failure to file, restatement, material change or downward adjustment, as applicable, has or would be reasonably likely to have a Company Material Adverse Effect.

        A "Parent Material Adverse Effect" is any event, change, occurrence, circumstance or development which, individually or together with any one or more other events, changes, occurrences, circumstances or developments, has or is reasonably likely to have a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of Parent or Purchaser, taken as a whole, or on the ability of Parent or Purchaser to perform in a timely manner its obligations under the Merger Agreement or consummate the transactions contemplated by the Merger Agreement.

        A "Company Material Adverse Effect" means any event, change, occurrence, circumstance or development which, individually or together with any one or more other events, changes, occurrences, circumstances or developments, has or is reasonably likely to have a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform in a timely manner its obligations under the Merger Agreement or consummate the transactions contemplated by the Merger Agreement; provided that, in no event shall any of the following constitute a Company Material Adverse Effect: (i) any change or effect resulting from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets or any outbreak of hostilities or war (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, as compared to other industry participants), (ii) any change or effect that affects the oil and gas exploration and development industry or exploration and production companies of a similar size to the Company and a majority of whose reserves are natural gas generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas industry or exploration and production companies of a similar size to the Company and a majority of whose reserves are natural gas generally) (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, as compared to other industry participants, and exploration and production companies of a similar size to the Company and a majority of whose reserves are natural gas), (iii) any change in the trading prices or trading volume of the Company's capital stock (but not any change or effect underlying such change in prices or volume to the extent such change or effect would otherwise constitute a Company Material Adverse Effect), (iv) any failure by the Company to meet any published revenue or earnings projections (but not any change or effect underlying such failure to the extent such change or effect would otherwise constitute a Company Material Adverse Effect), (v) any change or effect resulting from the announcement or pendency of the Merger Agreement, the Offer, the Merger or the other transactions contemplated hereby or (vi) any change or effect resulting from a change in the laws applicable to the Company or any of its Subsidiaries.

        Effect of Termination.    In the event of the termination of the Merger Agreement, the Merger Agreement, but not the Confidentiality Agreement, shall become void and of no effect, and there shall be no liability on the part of any party to the other party thereto (or any stockholder or Representative of such party); provided that, if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of another party, (ii) failure of a party to perform a covenant hereof or (iii) breach by any party thereto of any representation or warranty or agreement contained therein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such willful failure or breach.

        Fees.    Except as otherwise described in the next sentence, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense. The Company will pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account designated by Parent, the sum of (x) Parent's Expenses (up to a maximum amount not to exceed $3.0 million) and (y) $80.0 million if the Merger Agreement is terminated for various reasons, including, among others, if the Board shall have failed to recommend or shall have withdrawn or modified its approval or recommendation of the Merger Agreement in a manner adverse to Parent, the Offer or the Merger, or shall have recommended or entered into, or publicly announced its intention to enter into, an agreement with respect to a Superior Proposal.

        Any amounts payable as described above shall be payable as promptly as practicable following termination of the Merger Agreement and, if the Company is the party seeking to terminate the Merger Agreement, as a condition to such termination.

CONFIDENTIALITY AGREEMENT

        THE FOLLOWING IS A SUMMARY OF THE CONFIDENTIALITY AGREEMENT, DATED AS OF NOVEMBER 25, 2003 (THE "CONFIDENTIALITY AGREEMENT"), BETWEEN THE COMPANY AND ENCANA USA. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE SEC AS AN EXHIBIT TO THE SCHEDULE TO. THE CONFIDENTIALITY AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "SECTION 7—CERTAIN INFORMATION CONCERNING THE COMPANY."

        Pursuant to the Confidentiality Agreement, EnCana USA has agreed that the Evaluation Material (as defined therein) will be used solely in connection with the possibility of a business combination of EnCana USA and the Company, and that such information will be kept confidential; provided, however, that (i) EnCana USA may disclose such information to representatives who need to have access to such information in connection with the possible business combination and (ii) any disclosure of such information may be made to which the Company consents in writing.

        EnCana USA has also agreed that, for an 18-month period from the date of the Confidentiality Agreement, EnCana USA will not, without the prior written request of the Company or its Board: (a) acquire, offer to acquire, or agree to acquire, by purchase, or otherwise, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 of the Exchange Act) of more than 1% of any class of voting securities issued by the Company or any subsidiary of the Company, or any material assets of the Company or any subsidiary of the Company; (b) propose to enter into any merger or business combination involving the Company or any subsidiary of the Company; (c) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote, or seek to advise or influence any person with respect to the voting of, any securities of the Company or its subsidiaries; or (d) otherwise act, alone or in concert with others, to seek to control the management, Board or policies of the Company or any of its subsidiaries.

        In addition, EnCana USA has agreed that for a twelve-month period from the date of the Confidentiality Agreement, EnCana USA will not solicit to employ any of the employees of the Company or its subsidiaries; provided, however, that EnCana USA is not prohibited from general solicitations of employment not specifically directed toward employees of the Company or its subsidiaries.

SECTION 11.    PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER

        Purpose of the Offer.    The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Pursuant to the Merger, each then outstanding Share (other than Shares owned by Purchaser, Parent or any Subsidiary of Parent or the Company or any wholly owned subsidiary of the Company) will be converted into the right to receive an amount in cash equal to the price per Share paid in the Offer. Upon consummation of the Merger, the Company will become an indirect, wholly owned subsidiary of Parent.

        Approval of the Merger Agreement.    Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to adopt the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Board has unanimously determined that each of the Offer and the Merger is advisable and fair to, and in the best interests of, the Company and the holders of Shares, has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof), and has recommended that holders of Shares accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement without the affirmative vote of any other Stockholder (subject to applicable law).

        In the Merger Agreement, the Company, acting through the Board as then constituted, has agreed to duly call, give notice of, convene and hold an annual or special meeting of its Stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, if such action is required by Delaware Law in order to consummate the Merger. Purchaser and Parent have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger and the adoption of the Merger Agreement (subject to applicable law).

        Election of Directors.    The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Parent will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement—Appointment after Acceptance for Payment of Shares Tendered in the Offer." Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

        Short-Form Merger.    Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the holders of Shares. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly practicable after such acquisition, without a meeting of the holders of Shares. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer and a vote of the holders of Shares is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

        Appraisal Rights.    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, Stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting Stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern" to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the Offer Price.

        Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any Stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, Stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including JPMorgan) are not necessarily opinions as to "fair value" under Section 262.

        The foregoing summary of the rights of dissenting Stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by Stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

        APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

        STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PURCHASE PRICE PAID IN THE OFFER THEREFOR.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority Stockholders in such transaction be filed with the SEC and disclosed to Stockholders prior to consummation of the transaction.

        Purchase of Shares After the Expiration Date.    Parent, Purchaser or an affiliate of Parent may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as they shall determine, which may be more or less than the price paid in the Offer.

        Plans for the Company.    It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to maximizing the Company's potential in conjunction with Parent's businesses.

        As previously announced in a press release issued by Parent on April 15, 2004 (incorporated by reference to Exhibit 99.1 to the statement on Schedule TO-C filed by Purchaser and Parent with the SEC on April 15, 2004), Parent plans to sell certain non-core properties of the Company located in Western Canada. In addition, Parent plans to refinance the senior bank debt of the Company and the Company is required to, upon consummation of the Offer, make offers to repurchase 225,000 units consisting of $512 principal amount of 7.25% Senior Subordinated Notes due September 15, 2013 of the Company and $488 principal amount of 7.25% Senior Subordinated Notes due September 15, 2013 of Tom Brown Resources Funding Corp. in each case at 101% of the aggregate principal amount thereof.

        Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, relocation of any operations of the Company or any of its subsidiaries other than as currently contemplated by the Company, (ii) other than any asset sales permitted under the Merger Agreement, any purchase, sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, (iii) any material change in the Company's present indebtedness, capitalization or dividend policy, (iv) any other material change in the Company's corporate structure or business, (v) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, or (vi) any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

SECTION 12.    DIVIDENDS AND DISTRIBUTIONS

        The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue, deliver or sell or authorize the issuance, delivery or sale of (i) any shares of any class of capital stock of the Company or any Subsidiary, or any security, convertible or exercisable for either of the foregoing (other than upon the exercise of Company Stock Options that have been granted prior to the date of the Merger Agreement and up to 25,000 Company Stock Options that may be granted to newly hired employees) or (ii) any material assets of the Company or any Subsidiary, except for transactions in the ordinary course of business consistent with past practices and certain other limited exceptions; (b) declare, set aside, make or pay any dividend or other distribution, with respect to any of its capital stock, except for dividends by any wholly owned Subsidiary to the Company or any other direct or indirect, wholly owned Subsidiary; or (c) reclassify, combine, split or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock. See "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement—the Merger Agreement—Covenants."

SECTION 13.    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NYSE LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

        The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Parent intends to cause the delisting of the Shares by the NYSE following consummation of the Merger and may seek to cause such delisting following consummation of the Offer.

        NYSE Listing.    As depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE's published guidelines, the Shares would not be eligible to be included for listing if, among other things, (i) the total number of holders of Shares fell below 400, (ii) the total number of holders of Shares fell below 1,200 and the average monthly trading volume over the most recent twelve months is less than 100,000 Shares, (iii) the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more) fell below 600,000, (iv) the Company's total global market capitalization was less than $50 million and total shareholders' equity were less than $50 million, (v) the Company's average global market capitalization over a consecutive 30-trading-day period was less than $15 million or (vi) the average closing price per Share was less than $1.00 over a consecutive 30-trading-day period. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE (or any other national exchange on which the Shares are listed) for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with Stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NYSE reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. The Company will be obligated to continue to make filings with the SEC pursuant to the indenture governing its publicly-held debt securities.

        Margin Regulations.    The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

SECTION 14.    CERTAIN CONDITIONS OF THE OFFER

        The following is a summary of all of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC by Purchaser and Parent in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in "Section 8—Certain Information Concerning Purchaser and Parent" of this Offer to Purchase.

        Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or purchase or pay for any Shares, may postpone the acceptance for Shares tendered pursuant to the Offer, and may extend or terminate the Offer, in each case in accordance with the Merger Agreement, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, (iii) any applicable waiting period under the Competition Act shall have not expired, an advance ruling certificate pursuant to Section 102 of the Competition Act shall not have been issued by the Commissioner or a "no action" letter shall have not been issued by the Commissioner indicating that the Commissioner will not make an application for an order under Section 92 of the Competition Act, or (iv) at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

  (a)
  there shall be enacted, entered, enforced, promulgated or, pursuant to an authoritative interpretation by or on behalf of a governmental entity, deemed applicable to the Offer or the

    Merger any law or order, other than the routine application of waiting period provisions of the HSR Act or the Competition Act, that (i) makes illegal or otherwise directly or indirectly restrains or prohibits the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or Purchaser or the consummation of the Merger, (ii) restrains or prohibits Parent's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or compels Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iii) imposes material limitations on the ability of Parent, Merger Subsidiary or any of Parent's other subsidiaries or affiliates effectively to exercise full rights of ownership with respect to the Shares, including the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other subsidiaries or affiliates on all matters properly presented to the Company's Stockholders, (iv) requires divestiture by Parent, Purchaser or any of Parent's other subsidiaries or affiliates of any Shares or (v) compels Parent or any of its subsidiaries and/or the Company or any of its subsidiaries to dispose of or hold separate any material portion of (A) the business, assets or properties of the Company and its subsidiaries, taken as a whole, or (B) the business, assets or properties of Parent and its subsidiaries, taken as a whole; or

  (b)
  (i) there shall be instituted or pending any action or proceeding by any governmental entity (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or Purchaser or the consummation of the Merger, (B) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (C) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (D) seeking to impose or confirm material limitations on the ability of Parent, Purchaser or any of Parent's other subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other subsidiaries or affiliates on all matters properly presented to the Company's Stockholders, (E) seeking to require divestiture by Parent, Purchaser or any of Parent's other subsidiaries or affiliates of any Shares, (F) seeking to compel Parent or any of its subsidiaries and/or the Company or any of its subsidiaries to dispose of or hold separate any material portion of (x) the business, assets or properties of the Company and its Subsidiaries, taken as a whole, or (y) the business, assets or properties of Parent and its subsidiaries, taken as a whole, or (G) that otherwise has or would be reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect or (ii) any proposal by any governmental entity shall be made that, if enacted, would reasonably be expected to have the effects described in clause (i) above (but only so long as, within 15 days of such proposal, the governmental entity seeking to effectuate such proposal institutes an action or proceeding with respect to such proposal); or

  (c)
  a judgment shall be entered by a governmental entity imposing damages on the Company and its subsidiaries and/or Parent and its subsidiaries directly or indirectly relating to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, that has or would be reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect; or

  (d)
  since December 31, 2003 there has been any event, occurrence or development or state of circumstances or facts which, individually or in the aggregate, has a Company Material Adverse Effect; or

  (e)
  the Board shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing); or

  (f)
  (i) any of the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifiers set forth therein), as of the date of the Merger Agreement and as of such latter date, other than such representations and warranties that are made as of a specified date, which representations and warranties shall not have been true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifiers set forth therein) as of such date, except where the failure or failures, individually or in the aggregate, of such representations and warranties to be true and correct in all material respects would not have a Company Material Adverse Effect, (ii) any of the representations and warranties of the Company regarding governmental consents required for the Offer and Merger, conflicts with the Company's organizational documents, or the Company's capitalization shall not be true and correct in all material respects, as of the date of the Merger Agreement and as of such latter date, other than such representations and warranties that are made as of a specified date, which representations and warranties shall not have been be true and correct as of such date in all material respects, or (iii) the Company shall not have performed in all material respects each obligation, agreement and covenant to be performed by it under the Agreement; or

  (g)
  any material limitation by any governmental entity in Canada that materially affects the extension of credit generally by lenders that regularly participate in the Canadian market in loans to large corporations;

  which, in the reasonable good faith judgment of Parent in any such case of subclauses (a) through (g) above, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment; or

  (h)
  the Merger Agreement shall have been terminated in accordance with its terms.

        The foregoing conditions (other than the Minimum Conditions) are for the sole benefit of Purchaser and Parent and may, subject to the terms of the Merger Agreement, be waived by Purchaser or Parent in whole or in part at any time and from time to time in their discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the consummation of the Merger.

        A public announcement will be made of a material change in, or waiver of, such conditions to the extent required under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

SECTION 15.    CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

        General.    Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent with representatives of the Company during Parent's investigation of the Company (see "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement"), neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its Subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental entity which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions described in "Section 14—Certain Conditions of the Offer" shall have occurred). However, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section 15—Certain Legal Matters and Regulatory Approvals." See "Section 14—Certain Conditions of the Offer" for certain conditions of the Offer.

        Delaware Law.    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On April 14, 2004, prior to the execution of the Merger Agreement, the Board by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement and determined that each of the Offer and the Merger is advisable and fair to, and in the best interests of, the Company and the Stockholders. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

        State Takeover Statutes.    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

        The Company, directly or through its Subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 14—Certain Conditions of the Offer."

        United Stated Antitrust Clearance.    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are subject to such requirements. See "Section 2—Acceptance for Payment and Payment for Shares."

        Pursuant to the HSR Act, Parent intends to file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC as soon as practicable following commencement of the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth date after such filing, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent will request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer the waiting period with respect to the Offer, would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "Section 4—Withdrawal Rights." It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See "Section 1—Terms of the Offer; Expiration Date" and "Section 14—Certain Conditions of the Offer."

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Purchaser and Parent believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 14—Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

        Competition Act.    The transaction is a "notifiable transaction" for purposes of Part IX of the Competition Act, and it may not be completed before the expiration or earlier termination of the applicable waiting period after notice of the transaction, together with certain prescribed information, has been provided to the Commissioner. The waiting period is either 14 or 42 days from the time a complete notification is provided to the Commissioner depending upon whether a short-form or long-form filing has been made. Alternatively, a party to a notifiable transaction may apply to the Commissioner for an advance ruling certificate, which may be issued by the Commissioner in respect of a proposed transaction if he is satisfied that there are not sufficient grounds on which to apply to the Competition Tribunal for an order under the merger provisions of the Competition Act. The merger provisions of the Competition Act permit the Commissioner to apply to the Competition Tribunal for relief in respect of transactions that prevent or lessen, or would be likely to prevent or lessen, competition substantially. The relief that may be ordered by the Tribunal includes, in the case of a proposed transaction, prohibiting its completion. Parent intends to apply to the Commissioner for an advance ruling certificate in respect of the Offer and the Merger as soon as practicable following commencement of the Offer. It is a condition of the Offer that the required waiting period shall have expired or been earlier terminated or the Commissioner shall have issued an advance ruling certificate or an appropriate "no-action" letter. See "Section 1—Terms of the Offer; Expiration Date" and "Section 14—Certain Conditions of the Offer."

SECTION 16.    FEES AND EXPENSES

        Purchaser and Parent have retained Georgeson Shareholder Communications Inc. to be the Information Agent and The Bank of New York to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Except as described above, neither Parent or Purchaser will pay any fees or commissions to any broker or dealer or to any other person in connection with the solicitation of tenders of Shares pursuant to this Offer to Purchase. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

SECTION 17.    MISCELLANEOUS

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Purchaser and Parent have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 7—Certain Information Concerning the Company."

                      PLAZA ACQUISITION II CORP.

Dated: April 21, 2004

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS
AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER(1)(2)

1.    DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

        The following table sets forth the name, current business address and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is c/o EnCana Corporation, 1800, 855–2nd Street S.W., Calgary, Alberta, Canada, T2P 2S5. Each such person is a citizen of Canada, except Ralph S. Cunningham who is a citizen of the United States, Dale A. Lucas who is a citizen of both Canada and the United States, Valerie A.A. Nielsen who is a citizen of both Canada and the United Kingdom, and Drude Rimell who is a citizen of Norway and is a Canadian landed immigrant. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

NAME AND BUSINESS ADDRESSES	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS(1)
Michael N. Chernoff Director since June 1999 #401, 2288 Bellevue Avenue West Vancouver, BC V7V 1C6
Corporate Director.

Mr. Chernoff has been a Director of Canadian Hydro Developers, Inc. since April 2002.
Mr. Chernoff was President of Pacalta Resources Ltd. from 1988 to 1996 and Chairman of the Board of Directors of Pacalta Resources Ltd. from 1988 to May 1999.
Ralph S. Cunningham Director since October 2003 3435 Westheimer #908 Houston, TX 77027
Corporate Director.
Mr. Cunningham has been a Director of Agrium Inc. since December 1996; the General Partner of Enterprise Products Partners L.P. since April 1998 and TETRA Technologies, Inc. since March 1999.
Patrick D. Daniel Director since April 2001 c/o Enbridge Inc. 3000, 425–1st Street SW Calgary, AB T2P 3L8
President & Chief Executive Officer of Enbridge, Inc. since January 2001.
Mr. Daniel has been a Director of the General Partner of Enbridge Energy Partners, L.P. since July 1996, Enbridge Inc. since April 2000 and Enerflex Systems Ltd. since August 1998, and a Trustee of Enbridge Commercial Trust, a subsidiary entity of Enbridge Income Fund since June 2003.
Mr. Daniel was President and Chief Operating Officer of Energy Delivery of Enbridge Inc. from June 1998 to January 2001.

Ian W. Delaney Director since April 1999 c/o Sherritt International Corporation 1133 Yonge Street Toronto, ON M4T 2Y7
Chairman of the Board of Sherritt International Corporation since October 1995.
Mr. Delaney has been a Director of Dynatec Corporation since September 1997, Sherritt International Corporation since October 1995 and The Westaim Corporation since May 1996.
Mr. Delaney was a Director of Sherritt Power Corporation from November 1995 to March 2003, Co-Steel Inc. from 1992 to September 2002, MacMillan Bloedel Limited (now known as Weyerhaeuser Company Limited) from 1996 to 1999, and Plaintree Systems Inc. from August 1993 to February 1999.
William R. Fatt Director since April 1995 c/o Fairmont Hotels & Resorts Inc. 100 Wellington Street West Suite 1600, TD Centre, P.O. Box 40 Toronto, ON M5K 1B7
Chief Executive Officer of Fairmont Hotels & Resorts Inc. since October 2001.
Mr. Fatt has been a Director of Enbridge Inc. since June 1998, Fairmont Hotels & Resorts Inc. since October 2001, Legacy Hotels Real Estate Investment Trust since October 1997 and Sun Life Financial Inc. since January 2001.
Mr. Fatt was Chairman and Chief Executive Officer of FHR Holdings Inc. (formerly Canadian Pacific Hotels & Resorts Inc.) from January 1998 to October 2001.
Michael A. Grandin Director since April 1998 c/o Fording Canadian Coal Trust 1000, 205–9th Avenue SE Calgary, AB T2G 0R4

Dean of Haskayne School of Business, University of Calgary since April 2004.
Mr. Grandin has been the Chairman of the Board of Directors and the Chief Executive Officer of Fording Canadian Coal Trust since February 2004.
Mr. Grandin has been a Director of BNS Split Corp. since 2002, Enerflex Systems Ltd. since 1999, IPSCO Inc. since 2003 and Pengrowth Corporation since 2002.
Mr. Grandin was President of PanCanadian Energy Corporation from October 2001 to April 2002. He was Executive Vice-President and Chief Financial Officer of Canadian Pacific Limited from December 1997 to October 2001.

Barry W. Harrison Director since April 1996 19 Alpine Meadows Calgary, AB T3Z 3B8
Corporate Director and Independent Businessman.
Mr. Harrison has been a Director of Eastgate Minerals Ltd. since May 1978 and Eastshore Energy Ltd. since December 2002.
Mr. Harrison was a Director of Velvet Exploration Ltd. from November 1998 to June 2001, Chain Energy Corporation from November 2000 to March 2002 and Gauntlet Energy Corporation from April 2002 to December 2003.
Richard F. Haskayne, O.C. Director since April 1992 c/o Haskayne & Partners 2030 Bankers Hall East 855–2nd Street SW Calgary, AB T2P 4J8
Chairman of the Board of Directors of TransCanada Corporation since July 1998.
Mr. Haskayne has been a Director of TransCanada Corporation since July 1998 and Weyerhaeuser Company Limited since April 2000.
Mr. Haskayne was a Director of each of the following: Canadian Imperial Bank of Commerce from January 1988 to March 2000, Crestar Energy Inc. from March 1992 to July 2000, Fording Inc. (formerly Fording Coal Inc.) from April 1986 to March 2003, and MacMillan Bloedel Limited (now known as Weyerhaeuser Company Limited) from 1994 to October 1999.
Dale A. Lucas Director since April 1997 1020, 720–13th Avenue SW Calgary, AB T2R 1M5	Corporate Director. Mr. Lucas has been a Director of Ranchgate Energy Inc. since December 2002.
Ken F. McCready Director since April 1992 2402 Bowness Road NW Calgary, AB T2N 3L7	President of K.F. McCready & Associates Ltd. since February 1996. Mr. McCready has been a Director of Computer Modelling Group Ltd. since December 1996.
Gwyn Morgan Director since December 1993
President and Chief Executive Officer since April 2002.
Mr. Morgan has been a Director of HSBC Bank Canada since December 1996 and Lafarge North America Inc. since May 2002.
Mr. Morgan was President and Chief Executive Officer of Alberta Energy Company Ltd. from January 1994 to April 2002.
Valerie A.A. Nielsen Director since October 1990 2208–12th Street SW Calgary, AB T2T 3N4	Corporate Director. Ms. Nielsen has been a Director of Wajax Limited since April 1995.

David P. O'Brien Director since June 1990 c/o 4460 Bankers Hall West 888–3rd Street SW Calgary, AB T2P 5C5
Chairman of the Board of Directors since October 2001.
Mr. O'Brien has been a Director of Fairmont Hotels & Resorts Inc. since October 2001, Inco Limited since April 1996, Molson Inc. since June 2002 and TransCanada Corporation since October 2001. Mr. O'Brien has been a Director of Royal Bank of Canada since May 1996 and Chairman of the Board of Directors since February 2004.
Mr. O'Brien was Chairman and Chief Executive Officer of PanCanadian Energy Corporation (as EnCana Corporation was then named) from October 2001 to April 2002 and Chairman, President and Chief Executive Officer of Canadian Pacific Limited from May 1996 to October 2001. Mr. O'Brien was a Director of Air Canada from May 1998 to November 2003. He was a Director of Westburne Inc. from April 1992 to September 2000.
Jane L. Peverett Director since July 2003 c/o British Columbia Transmission Corporation 1100, Four Bentall Centre 1055 Dunsmuir Street P.O. Box 49260 Vancouver, BC V7X 1V5
Chief Financial Officer of British Columbia Transmission Corporation since June 2003.
Ms. Peverett was President of Union Gas Limited from April 2002 to May 2003, President and Chief Executive Officer of Union Gas Limited from April 2001 to April 2002, Senior Vice President Sales & Marketing of Union Gas Limited from June 2000 to April 2001 and Chief Financial Officer of Union Gas Limited from March 1999 to June 2000.
Ms. Peverett was Vice President Finance of Westcoast Energy Inc. from June 1998 to March 1999.
Dennis A. Sharp Director since April 1998 c/o UTS Energy Corporation 705, 440–2nd Avenue SW Calgary, AB T2P 5E9
Chairman of the Board of Directors and Chief Executive Officer of UTS Energy Corporation since February 1998.
Mr. Sharp has been a Director of Azure Dynamics Corporation since April 2001, BacTech Mining Corporation since May 1998 and UTS Energy Corporation since February 1998.
James M. Stanford Director since April 2001 c/o Stanford Resource Management Inc. Petro-Canada Centre, 3000 West Tower 150–6th Avenue SW Calgary, AB T2P 3Y7
President of Stanford Resource Management Inc. since December 1999.
Mr. Stanford has been a Director of Inco Limited since June 1998, OPTI Canada Inc. since June 2002, Nova Chemicals Corporation since December 1999 and Terasen Inc. since October 2001.
Mr. Stanford was President and Chief Executive Officer of Petro-Canada from January 1993 to January 2000.
Mr. Stanford was a Director of Fortis Inc. from 1997 to May 2001 and Moore Corporation from 1997 to January 2000.

Roger J. Biemans Executive Vice-President c/o EnCana Oil & Gas (USA) Inc. 950–17th Street, Suite 2600 Denver, CO 80202

Executive Vice-President since April 2003.
President of EnCana Oil & Gas (USA) Inc. since June 2000.
Mr. Biemans has been a Director and President of Plaza Acquisition II Corp. and Plaza Acquisition I Corp. since April 2004.
Mr. Biemans was Senior Vice-President, Rockies Region Onshore North America of EnCana Corporation from April 2002 to April 2003 and Senior Vice-President, North East Business Unit of AEC Oil & Gas Partnership from April 1999 to April 2002.
Randall K. Eresman Executive Vice-President & Chief Operating Officer
Executive Vice-President and Chief Operating Officer since November 2003.
He was Senior Executive Vice-President and Chief Operating Officer from January 2003 to November 2003 and Executive Vice-President from April 2002 to January 2003.
Mr. Eresman was Vice-President of Alberta Energy Company Ltd. from October 1998 to April 2002.
Brian C. Ferguson Executive Vice-President, Corporate Development
Executive Vice-President, Corporate Development since April 2002.
Mr. Ferguson has been a Director and Treasurer and Vice President of Plaza Acquisition II Corp. and Plaza Acquisition I Corp. since April 2004.
Mr. Ferguson was Vice-President, Corporate Communications & Corporate Secretary of Alberta Energy Company Ltd. from December 2000 to April 2002 and Corporate Secretary of Alberta Energy Company Ltd. from March 1993 to December 2000.
R. William Oliver Executive Vice-President	Executive Vice-President since April 2002. Mr. Oliver was Vice-President of Alberta Energy Company Ltd. from January 1994 to April 2002.

Gerard J. Protti Executive Vice-President, Corporate Relations
Executive Vice-President, Corporate Relations since April 2002.
Mr. Protti was Senior Vice-President New Ventures of PanCanadian Energy Corporation from December 2001 to April 2002, Senior Vice-President New Ventures of PanCanadian Petroleum Limited from April 2001 to December 2001, Senior Vice-President, Planning and New Ventures of PanCanadian Petroleum Limited from February 2000 to April 2001, and Senior Vice-President, Operations of PanCanadian Petroleum Limited from April 1999 to February 2000.
Drude Rimell Executive Vice-President, Corporate Services	Executive Vice-President, Corporate Services since April 2002. Ms. Rimell was Vice-President, Corporate Services of Alberta Energy Company Ltd. from January 1994 to April 2002.
John D. Watson Executive Vice-President & Chief Financial Officer
Executive Vice-President & Chief Financial Officer since April 2002.
Mr. Watson was Vice-President, Finance & Chief Financial Officer of Alberta Energy Company Ltd. from June 1987 to April 2002 and Treasurer of Alberta Energy Company Ltd. from August 1997 to April 2002.

(1)
During the last five years, all of the directors and executive officers have held the principal occupation indicated opposite their names, except as indicated.

(2)
Director of Parent refers to the date each individual became a director of Alberta Energy Company Ltd. or PanCanadian Energy Corporation (or its predecessor, PanCanadian Petroleum Limited).

2.    DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

        The following table sets forth the name, current business address and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Each such person is a citizen of Canada, except Eric D. Marsh, who is a citizen of the United States. Unless otherwise indicated, each occupation set forth opposite an individual's name, refers to employment with Purchaser.

NAME AND BUSINESS ADDRESSES	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Roger J. Biemans c/o EnCana Oil & Gas (USA) Inc. 950–17th Street, Suite 2600 Denver, CO 80202

Director and President since April 2004.
Executive Vice-President of Parent since April 2003 and President of EnCana Oil & Gas (USA) Inc. since June 2000.
Mr. Biemans has been a Director and President of Plaza Acquisition I Corp. since April 2004.
Mr. Biemans was Senior Vice-President, Rockies Region Onshore North America of EnCana Corporation from April 2002 to April 2003 and Senior Vice-President, North East Business Unit of AEC Oil & Gas Partnership from April 1999 to April 2002.
Brian C. Ferguson c/o EnCana Corporation 1800, 855–2nd Street S.W. Calgary, AB T2P 2S5

Director and Treasurer and Vice President since April 2004.
Executive Vice-President, Corporate Development of Parent since April 2002.
Mr. Ferguson has been a Director and Treasurer and Vice President of Plaza Acquisition I Corp. since April 2004.
Mr. Ferguson was Vice-President, Corporate Communications & Corporate Secretary of Alberta Energy Company Ltd. from December 2000 to April 2002 and Corporate Secretary of Alberta Energy Company Ltd. from March 1993 to December 2000.
Eric D. Marsh c/o EnCana Oil & Gas (USA) Inc. 950–17th Street, Suite 2600 Denver, CO 80202

Director and Secretary and Vice President since April 2004.
Vice-President of EnCana Oil & Gas (USA) Inc. since April 2002.
Mr. Marsh has been a Director and Secretary and Vice President of Plaza Acquisition I Corp. since April 2004.
Mr. Marsh was a Team Leader of Alberta Energy Company Ltd. from August 2000 to May 2002. He was Production Manager, Rocky Mountain Region of Questar Corp. from January 1982 to January 2000.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted.    The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each Stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is: The Bank of New York
By Mail:	By Facsimile Transmission:	By Overnight Courier:
The Bank of New York Tom Brown, Inc. P.O. Box 859208 Braintree, MA 02185-9208	(781) 380-3388 To Confirm Facsimile Transmissions: (For Eligible Institutions Only)	The Bank of New York Tom Brown, Inc. 161 Bay State Road Braintree, MA 02184
	(781) 843-1833, Ext. 0	By Hand:
The Bank of New York Reorganization Services 101 Barclay Street Receive and Deliver Window Street Level New York, NY 10286

        Questions or requests for assistance may be directed to the Information Agent at their respective addresses and telephone numbers listed below, and additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A Stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers Call:
(212) 440-9800
All Others Call Toll Free:
(800) 905-7237

QuickLinks

  Exhibit (a)(1)(A)
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
  SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE
  SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES
  SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES
  SECTION 4. WITHDRAWAL RIGHTS
  SECTION 5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
  SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS
SHARES MARKET DATA
  SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY
  SECTION 8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT
  SECTION 9. FINANCING OF THE OFFER AND THE MERGER
  SECTION 10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT
  SECTION 11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER
  SECTION 12. DIVIDENDS AND DISTRIBUTIONS
  SECTION 13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NYSE LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION
  SECTION 14. CERTAIN CONDITIONS OF THE OFFER
  SECTION 15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS
  SECTION 16. FEES AND EXPENSES
  SECTION 17. MISCELLANEOUS
  SCHEDULE I
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER(1)(2)
  2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.